                                                                   EXHIBIT 10.30
                                                                BAKER & McKENZIE
                                                                  Chicago Office
                                                                        PJHB/ILL
                                                                           FINAL
                                                                  April 14, 1997




                              INVESTMENT AGREEMENT

                                 By and Between

                              JLM INDUSTRIES, INC.

                                       and

                                  TAN SIEW KIAT

                           Dated as of April 25, 1997

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE 1     DEFINITIONS .................................................  2
     1.1      "Accounts Receivable" .......................................  2
     1.2      "Adverse Change" ............................................  2
     1.3      "Adverse Effect" and "Adverse" ..............................  2
     1.4      "Affiliate" .................................................  2
     1.5      "Amended Articles" ..........................................  3
     1.6      "Amendment" .................................................  3
     1.7      "Asia Shares" ...............................................  3
     1.8      "Audited Financial Statements" ..............................  3
     1.9      "Authority" .................................................  3
     1.10     "Business" ..................................................  3
     1.11     "Business Day"...............................................  3
     1.12     "Buyer" .....................................................  3
     1.13     "Buyer Claims" ..............................................  3
     1.14     "Claims" ...................................................   3
     1.15     "Companies" .................................................  3
     1.16     "Compete" and "Competing Business" ..........................  3
     1.17     "Confidential Information" ..................................  3
     1.18     "Contingent Payment" ........................................  4
     1.19     "Contingent Purchase Price" .................................  4
     1.20     "Contract" ..................................................  4
     1.21     "Days" ......................................................  4
     1.22     "Defaulting Party" ..........................................  4
     1.23     "Employee Benefit Plans" ....................................  4
     1.24     "Encumbrances" ..............................................  4
     1.25     "Environmental Law" .........................................  4
     1.26     "Exhibit" ...................................................  4
     1.27     "Expiration Date" ...........................................  4
     1.28     "Fiscal Year" ...............................................  4
     1.29     "Fixed Purchase Price" ......................................  4
     1.30     "Historical Financial Statements" ...........................  4
     1.31     "Indemnified Party" .........................................  4
     1.32     "Indemnifying Party" ........................................  4
     1.33     "Independent Accounting Firm" ...............................  5
     1.34     "Initial Closing" ...........................................  5
     1.35     "Initial Closing Date" ......................................  5
     1.36     "Intellectual Property Rights" ..............................  5
     1.37     "Interest" ..................................................  5
     1.38     "Liability" ................................................   5
     1.39     "Loss" and "Losses" .........................................  5
     1.40     "Material Contract" .........................................  5
     1.41     "Net Earnings" ..............................................  5
     1.42     "Nonassessable" .............................................  5
     1.43     "Non-Defaulting Party" ......................................  5
     1.44     "Option Notice", "Option Price" and
              "Option Shares" .............................................  5

                                                                            Page
                                                                            ----
     1.45     "Permits" ...................................................   5
     1.46     "Person" ....................................................   5
     1.47     "Proprietary Information" ...................................   6
     1.48     "Purchase Price" ............................................   6
     1.49     "Real Property" .............................................   6
     1.50     "Schedules" and "Schedule Updates" ..........................   6
     1.51     "Second Closing" ............................................   6
     1.52     "Second Closing Date" .......................................   6
     1.53     "Seller" ....................................................   6
     1.54     "Shares" ....................................................   6
     1.55     "Singapore Dollars" .........................................   6
     1.56     "Singapore GAAP" ............................................   6
     1.57     "Subsidiaries" ..............................................   6
     1.58     "Taxes" and "Tax Returns" ...................................   6
     1.59     "Taxpayers" .................................................   6
     1.60     "Tenancy" ...................................................   6
     1.61     "Termination Date" ..........................................   7
     1.62     "Third Party" ...............................................   7
     1.63     "Trading Shares" ............................................   7
     1.64     "United States Dollars" or "US$" ............................   7
     1.65     "U.S. GAAP" .................................................   7
     1.66     "Vietnam JV" ................................................   7
     1.67     "Vietnam Charter and Investment License" ....................   7
     1.68     Other Definitional Provisions................................   7

ARTICLE 2     TERMS OF PURCHASE OF SHARES .................................   7
     2.1      Purchase of Shares ..........................................   7
     2.2      Purchase Price ..............................................   8
     2.3      The Closings ................................................   8
     2.4      Deliveries ..................................................   9
     2.5      Contingent Purchase Price ...................................  11

ARTICLE 3     REPRESENTATIONS AND WARRANTIES OF SELLER ....................  13
     3.1      Corporate Status ............................... ............  13
     3.2      Ownership ...................................................  14
     3.3      Authorized Share Capital ....................................  14
     3.4      Power and Authority; Effect of Agreement ....................  14
     3.5      Investments ................................... .............  15
     3.6      Financial Information .......................................  15
     3.7      Undisclosed Liabilities; Absence of Certain
              Changes .....................................................  16
     3.8      Machinery and Equipment; Accounts Receivable;
              Inventory ...................................................  16
     3.9      Intellectual Property Rights ................................  18
     3.10     Litigation ..................................................  19
     3.11     Compliance with Laws; Permits ...............................  19
     3.12     Tax Matters .................................................  21

                                                                            Page
                                                                            ----
     3.13     Shareholder Agreements.......................................  22
     3.14     Consents ....................................................  22
     3.15     Environmental Matters .......................................  22
     3.16     Absence of Certain Changes or Events ........................  23
     3.17     Material Contracts (Including Related
              Party Contracts) ............................................  23
     3.18     Employee Benefits; Employment Contracts and
              Directors Remuneration.......................................  25
     3.19     Real Property ...............................................  26
     3.20     Insurance ...................................................  27
     3.21     No Conflicts of Interest ....................................  28
     3.22     Brokers .....................................................  28
     3.23     Disclosure ..................................................  28

ARTICLE 4     REPRESENTATIONS AND WARRANTIES OF BUYER  ....................  13
     4.1      Corporate Power and Authority; Effect........................  13
              of Agreement
     4.2      Consents  ...................................................  14
     4.3      Absence of Litigation .......................................  14
     4.4      Brokers......................................................  14

ARTICLE 5     UNDERTAKINGS OF THE PARTIES .................................  30
     5.1      Tax Relief and Grants .......................................  30
     5.2      Cooperation .................................................  30
     5.3      Conduct of Business Between Signing and Initial
              Closing ....................................................   31
     5.4      No Shop .....................................................  32
     5.5      Access to Information .......................................  33
     5.6      Further Assurances ..........................................  34
     5.7      Amendments to Schedules .....................................  34
     5.8      Non-Competition/Non-Solicitation ............................  35
     5.9      Amended Articles ..........................................    36
     5.10     Management of the Companies ................................   36
     5.11     Conduct of the Business of the Companies ....................  37
     5.12     Commercial Relationships with the Vietnam JV ................  38
     5.13     Auditing, Accounting System, Information and
              Reports .....................................................  38
     5.14     Transfers of Interests ......................................  39
     5.15     Agreements Between the Companies and the
              Parties .....................................................  39
     5.16     Constituent Documents .......................................  39

ARTICLE 6     CONDITIONS TO BUYER'S OBLIGATIONS ...........................  40
     6.1      Representations and Warranties of Seller ....................  40
     6.2      Performance of Undertakings .................................  40


                                                                            Page
                                                                            ----
     6.3      No Pibition .................................................  40
     6.4      No Action ...................................................  40
     6.5      No Adverse Change ...........................................  40
     6.6      Governmental Approvals and Consents .........................  41
     6.7      Other Approvals and Consents ................................  41
     6.8      Construction of Vietnam JV Facility .........................  41

 ARTICLE 7    CONDITIONS TO SELLER'S OBLIGATIONS ..........................  41
     7.1      Representations and Warranties of Buyer .....................  42
     7.2      Performance of Undertakings .................................  42
     7.3      No Prohibition ..............................................  42
     7.4      No Action ...................................................  42
     7.5      Governmental Approvals and Consents .........................  42

 ARTICLE 8    INDEMNIFICATION .............................................. 43
     8.1      Seller's Indemnification ..................................... 43
     8.2      Buyer's Indemnification .....................................  43
     8.3      Conditions of Indemnification ...............................  43
     8.4      No Waiver of Subrogation ....................................  45
     8.5      Remedies Cumulative .........................................  45
     8.6      Injunctive Relief ...........................................  45
     8.7      General Provisions and Limitations .........................   45
     8.8      Right of Set-Off ............................................  46
     8.9      Cooperation of the Parties ..................................  47

 ARTICLE 9    TERMINATION .................................................  47
     9.1      Termination Prior to the Initial Closing ....................  47
     9.2      Procedure and Effect of Termination Prior
              to Initial Closing ..........................................  48
     9.3      Term and Termination after the Initial Closing ..............  49
     9.4      Put Rights of Buyer .........................................  50
     9.5      Option Closing ..............................................  51

ARTICLE 10    DISPUTE RESOLUTION ..........................................  52
     10.1     Arbitration .................................................  52

ARTICLE 11    MISCELLANEOUS . . . . . . . . . . . . . . . . . .............  54
     11.1     Survival of Representations, Warranties
              and  Undertakings ...........................................  54
     11.2     Entire Agreement ............................................  54
     11.3     Successors and Assigns ......................................  54
     11.4     No Third Party Beneficiary Rights ...........................  54
     11.5     No Agency ...................................................  55

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

                                                                            Page
                                                                            ----
     11.6     Counterparts.................................................  55
     11.7     Interpretation...............................................  55
     11.8     Amendment and Modification...................................  55
     11.9     Waiver of Compliance; Consents...............................  55
     11.10    Expenses; Transfer Taxes; Attorneys' Fees ...................  55
     11.11    Notices......................................................  56
     11.12    Public Announcements.........................................  57
     11.13    Governing Law ...............................................  58


                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 3.1          Corporate Status.

Schedule 3.3          Authorized Share Capital.

Schedule 3.5          Investments.

Schedule 3.6          Financial Information.

Schedule 3.7          Undisclosed Liabilities; Absence of Certain
                      Changes.

Schedule 3.8(a)       Machinery and Equipment.

Schedule 3.8(b)       Accounts Receivable.

Schedule 3.10         Litigation.

Schedule 3.11(c)      U.S. Export Controls.

Schedule 3.11(d)      U.S. Anti-Boycott Legislation.

Schedule 3.11(e)      Permits.

Schedule 3.12         Tax Matters.

Schedule 3.13         Shareholder Agreements.

Schedule 3.14         Consents.

Schedule 3.15         Environmental Matters.

Schedule 3.16         Absence of Certain Changes or Events.

Schedule 3.17(a)      Tenancy.

Schedule 3.17(b)      Material Contracts.

Schedule 3.17(c)      Breach of Material Contracts or the Tenancy.

Schedule 3.18(a)      Employee Benefit Plans.

Schedule 3.18(d)      Personnel Services.

Schedule 3.19(a)      Real Property.

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
Schedule 3.20(a)      Insurance.

Schedule 3.20(b)      Guarantees and Bonds.

EXHIBITS

Exhibit 1.5           Amended Articles.

Exhibit 3.1 Certified copy of the memorandum and articles of association of the Companies as currently in force.


                              INVESTMENT AGREEMENT

     THIS INVESTMENT AGREEMENT, made and entered into as of this __________ day of April, 1997, by and between:

JLM Industries, Inc., a corporation organized under the laws of the State of Delaware, United States of America, having its principal place of business at 8675 Hidden River Parkway, Tampa, Florida 33637, United States of America (the "Buyer"); and

Tan Siew Kiat, an individual resident at 135 Sunset Way No. 01-04, Singapore 597158 (the "Seller").

                               W I T N E S S E T H:

     WHEREAS, Buyer is engaged in, among other things, the marketing, distribution and terminating of bulk commodity chemicals and olefins;

     WHEREAS, SK Chemicals Asia Pte. Ltd., a private limited company organized under the laws of Singapore having its registered office at 16B Trengganu Street, Singapore 058470 ("Asia"), has made an indirect investment in the capital of ICP-Chemquest Vietnam Ltd., a Vietnamese joint venture company (the "Vietnam JV"), through its wholly-owned subsidiary, SK Chemicals (Singapore) Pte. Ltd. (formerly Valdular Pte. Ltd.), a private limited company organized under the laws of Singapore, and SK Chemical Trading Pte. Ltd., a private limited company organized under the laws of Singapore having its registered office at 16B Trengganu Street, Singapore 058470 ("Trading"), has made a direct investment in the capital of the Vietnam JV;

     WHEREAS, Buyer desires to acquire from Seller and Seller desires to sell to Buyer, a portion of the shares of Asia and Trading, subject to the satisfaction of certain conditions contained in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, undertakings, indemnifications and agreements, and upon the terms and subject to the conditions hereinafter set forth, and intending to be legally bound hereby the parties do hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     As used in this Agreement, the following terms when capitalised have the meanings set forth below:


          1.1  "Accounts Receivable" has the meaning set forth in Section 3.8
(b).

          1.2  "Adverse Change" means:

               (a) in respect of Seller or the Companies, the commencement of a voluntary proceeding under applicable bankruptcy laws or laws regarding the suspension of payments, or of a proceeding to be adjudicated bankrupt or insolvent, or the consent by them to the institution of such proceedings against them, or the filing by them of a petition or answer or consent seeking reorganization, an arrangement or similar relief under applicable bankruptcy laws, or the consent by them to the appointment of a receiver, liquidator, trustee or similar official for them or for a substantial part of their property, or the making by them of an assignment for the benefit of creditors, or the admission by them in writing of their inability to pay their debts generally as they become due;

               (b) Seller or the Companies becoming in any manner directly or indirectly controlled by any Authority, or any Authority taking any action that has or that, with the passage of time or the giving of notice, or both, would have an Adverse Effect on the Companies or an Adverse Effect on Buyer's rights under this Agreement;

               (c) Seller or the Companies, as the case may be, violating in any respect any of its obligations under this Agreement and (if such default shall be curable) such default continuing unremedied for a period of sixty (60) Days after written notice from Buyer of such default; or

               (d) any other event, circumstance or condition which has or which, with the passage of time or the giving of notice, or both, would have an Adverse Effect on Buyer's rights under this Agreement or an Adverse Effect on the Companies.

          1.3 "Adverse Effect" and "Adverse" mean an adverse effect on the condition (financial or otherwise), business, operations, affairs, prospects, assets or Liabilities of the referenced Person, which in the aggregate reduces the profits, turnover or net asset value of Asia and Tradings by 20% or more.

          1.4  "Affiliate" means, with respect to any Person, any other
Person directly or indirectly controlling, controlled by or under common control with such Person as well as the shareholders, directors and managers of such Person, and any grandparent, parent, child or grandchild of such Person; for purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise.

          1.5 "Amended Articles" shall mean the amended memorandum and articles of association of the Companies in the form and content attached hereto as Exhibit 1.5.

          1.6  "Amendment" has the meaning set forth in Section 5.7.

          1.7 "Asia Shares" has the meaning set forth in Section 2.1.

          1.8 "Audited Financial Statements" have the meanings set forth in
Section 3.6(a).

          1.9 "Authority" means any international, supranational, regional, national, provincial, departmental, state, local, municipal or other administrative, governmental or regulatory authority, body, court, bureau, agency or instrumentality.

          1.10 "Business" has the meaning set forth in Section 5.8(b)(i).

          1.11 "Business Day" is referable to the local time of the place where an action is to be done or an obligation is to be performed or observed, and means any Day that is not a Saturday, a Sunday or a Day on which banks are required or permitted to be closed in the relevant place, being Tampa, Florida, U.S.A., or Singapore.

          1.12 "Buyer" has the meaning set forth in the preamble to this Agreement.

          1.13 "Buyer Claims" has the meaning set forth in Section 8.1(a).

          1.14 "Claims" has the meaning set forth in Section 8.2.

          1.15 "Companies" means each of Asia, Trading and each of their Subsidiaries mutatis mutandis.

          1.16 "Compete" and "Competing Business" have the meanings set forth in Section 5.8(b)(ii).

          1.17 "Confidential Information" has the meaning set forth in
Section 5.5(b).

          1.18 "Contingent Payment" has the meaning set forth in Section 2.5(b).

          1.19 "Contingent Purchase Price" has the meaning set forth in Section 2.2(a)(ii).

          1.20 "Contract" means any agreement, arrangement, bond, commitment, contract, deed, indenture, instrument, lease, license, mortgage, note, option, purchase order, subscription, undertaking, warrant or understanding of any nature whatsoever, whether written or oral.

          1.21 "Days" means calendar days.

          1.22 "Defaulting Party' has the meaning set forth in Section 9.3(c).

          1.23 "Employee Benefit Plans" has the meaning set forth in Section 3.18(a).

          1.24 "Encumbrances" means all liens, mortgages, charges, attachments, judgments, conditional sale agreements, pledges, rights of usufruct, options, rights of first refusal, rights of possession, restrictions on transfer, voting agreements, security interests or other rights or claims of others or restrictions or encumbrances of any character whatsoever.

          1.25 "Environmental Law" has the meaning set forth in Section 3.15.

          1.26 "Exhibit" means each of the exhibits referred to in this Agreement, including Article 3 hereof, containing information concerning Seller and the Companies.

          1.27 "Expiration Date" has the meaning set forth in Section 11.1.

          1.28 "Fiscal Year" means the calendar years commencing with the year 1997.

          1.29 "Fixed Purchase Price" has the meaning set forth in Section 2.2(a)(i).

          1.30 "Historical Financial Statements" has the meaning set forth in Section 3.6(a).

          1.31 "Indemnified Party" has the meaning set forth in Section 8.3(a).

          1.32 "Indemnifying Party" has the meaning set forth in Section 8.3.

          1.33 "Independent Accounting Firm" has the meaning set forth in
Section 2.5(d).

          1.34 "Initial Closing" shall mean the completion of the purchase of the Asia Shares and the other transactions to be consummated at such time as contemplated in this Agreement.

          1.35 "Initial Closing Date" has the meaning set forth in Section
2.3(a).

          1.36 "Intellectual Property Rights" has the meaning set forth in
Section 3.9(a).

          1.37 "Interest" has the meaning set forth in Section 5.8(b) (iii).

          1.38 "Liability" means any debt, obligation, commitment, responsibility or liability, whether accrued or fixed, known or unknown, contingent or absolute, primary or secondary, secured or unsecured, determined or undetermined and whenever arising.

          1.39 "Loss" and "Losses" have the meanings set forth in Section
8.1(a).

          1.40 "Material Contract" has the meaning set forth in Section 3.17(b).

          1.41 "Net Earnings" has the meaning set forth in Section 2.5(a).

          1.42 "Nonassessable" means that the owners of record of the relevant equity interest or investment in the equity capital of the Companies are not liable, solely by reason of such shareholding, for the payment of any taxes, duties, wages, or other amounts for which the Person which issued such interest or capital is liable.

          1.43 "Non-Defaulting Party" has the meaning set forth in Section
9.3(c).

          1.44 "Option Notice", "Option Price" and "Option Shares" have the meanings set forth in Section 9.4(a).


          1.45 "Permits" has the meaning set forth in Section 3.11(f).

          1.46 "Person" includes an individual, a company, a firm, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated association or any other organization of any kind.

          1.47 "Proprietary Information" has the meaning set forth in Section 3.9(b).

          1.48 "Purchase Price" has the meaning set forth in Section 2.2(a).

          1.49 "Real Property" has the meaning set forth in Section 3.19(a).

          1.50 "Schedules" and "Schedule Updates" means each of the disclosure schedules referred to in this Agreement, including Article 3 hereof, containing information concerning Seller and the Companies. "Schedule Updates" has the meaning set forth in Section 5.7.

          1.51 "Second Closing" shall mean the completion of the purchase of the Trading Shares and the other transactions to be consummated at such time as contemplated in this Agreement.

          1.52 "Second Closing Date" has the meaning set forth in Section
2.3(b).

          1.53 "Seller" has the meaning set forth in the Preamble to this Agreement.

          1.54 "Shares" means all of the issued and outstanding shares of Asia and Trading (as the case may be) for the time being.

          1.55 "Singapore Dollars" and the symbol "S$" mean Singapore Dollars, the lawful currency of Singapore as of the date of this Agreement.

          1.56 "Singapore GAAP" means Singapore's generally accepted accounting principles.

          1.57 "Subsidiaries" means (a) the Vietnam JV; and (b) any Person with respect to which the Companies directly or indirectly have an equity participation, individually and collectively, on the date hereof and/or on the Initial Closing Date, equal to or exceeding 50% or otherwise controls the management or operations thereof.

          1.58 "Taxes" and "Tax Returns" have the meanings set forth in Section 3.12(h).

          1.59 "Taxpayers" has the meaning set forth in Section 3.12(a).

          1.60 "Tenancy" has the meaning set forth in Section 3.17(a).

          1.61 "Termination Date" has the meaning set forth in Section 2.3

          1.62 "Third Party" has the meaning set forth in Section 8.(b).

          1.63 "Trading Shares" has the meaning set forth in Section 2.1.

          1.64 "United States Dollars" or "US$" shall mean United States Dollars, the lawful currency of the United States of America as of the date of this Agreement.

          1.65 "U.S. GAAP" means United States' generally accepted accounting principles.

          1.66 "Vietnam JV" has the meaning set forth in the recitals.

          1.67 "Vietnam Charter and Investment License" has the meaning set forth in Section 3.5.

          1.68 Other Definitional Provisions. Whenever the context so requires, each of the neuter, masculine or feminine forms of any pronoun shall include all such forms, the singular shall include the plural and the plural shall include the singular. References to "this Agreement" include all Exhibits and Schedules hereto.

                                    ARTICLE 2

                           TERMS OF PURCHASE OF SHARES

          2.1 Purchase of Shares. Subject to the terms and conditions of this Agreement, Seller shall sell and deliver to Buyer, and Buyer shall purchase from Seller, for the Purchase Price set forth in Section 2.2(a), that number of Shares of Asia at the Initial Closing as shall immediately following such purchase constitute twenty-five percent (25.00%) of the Shares of Asia on the Initial Closing Date (the "Asia Shares"), and that number of Shares of Trading at the Second Closing as shall immediately following such purchase constitute twelve and 745/1000 percent (12.745%) of the Shares of Trading on the Second Closing Date (the "Trading Shares"), free and clear of all Encumbrances (except as set forth herein and in the Amended Articles) and together with all rights now and hereafter attaching thereto. Upon such sale and transfer, Asia and Trading shall record on their respective share transfer books that Buyer is the owner as of the Initial Closing Date of the Asia Shares and as of the Second Closing Date of the Trading Shares.

          2.2 Purchase Price.

              (a) The cash consideration to be paid by Buyer to Seller for the Asia Shares and Trading Shares (the "Purchase Price") shall be a:

                  (i) fixed amount of US$1,000,000 (One Million United States Dollars) less the amount of Buyer's deposits to Seller relating to the Letter of Intent dated September 12, 1996 (the "Fixed Purchase Price"); and

                  (ii) contingent amount of US$500,000 (Five Hundred Thousand United States Dollars), subject to the provisions of Section 2.5 (the "Contingent Purchase Price").

              (b) Payment of one-half of the Fixed Purchase Price by Buyer shall be made in United States Dollars at the Initial Closing by delivery to Seller of a cashier's order or banker's cheque in immediately available United States Dollar funds payable to Seller or Seller's nominee in the amount of one-half of the Fixed Purchase Price. Payment of the other one-half of the Fixed Purchase Price by Buyer shall be made in United States Dollars at the Second Closing by delivery to Seller of a cashier's order or banker's cheque in immediately available United States Dollar funds payable to Seller or Seller's nominee in the amount of the other one-half of the Fixed Purchase Price.

          2.3 The Closings.

              (a) The Initial Closing. The Initial Closing shall take place at the offices of the Companies, commencing at 9:00 a.m. (Singapore time) on ____________, 1997, or at such other time and date as Seller may specify by giving Buyer at least seven (7) Days' notice thereof (the "Initial Closing Date"), provided that all of the conditions set forth in Articles 6 and 7 to the parties' obligations at the Initial Closing have been satisfied or waived. All matters at the Initial Closing shall be considered to take place simultaneously and no delivery of any document shall be deemed complete until all transactions and deliveries of documents are completed. If the Initial Closing shall not have occurred by June 30, 1997 (the "Termination Date"), then Buyer shall have the right, pursuant to Section 9.1(b) to terminate and cancel this Agreement in its entirety.

              (b) The Second Closing. The Second Closing shall take place at the offices of the Companies, commencing at 9:00 a.m. (Singapore time) on ___________, 1997, or at such other time and date as Seller may specify by giving Buyer at least seven (7) Days' notice thereof (the "Second Closing Date"), upon the commencement of construction of the Vietnam JV facilities set forth in the Vietnam Charter and Investment License, provided that all of the conditions set forth in Articles 6 and 7 to the parties' obligations at the Second Closing have been satisfied or waived. All matters at the Second Closing shall be considered to take place simultaneously and no delivery of any document shall be deemed complete until all transactions and deliveries of documents are completed.

          2.4 Deliveries.

              (a) Deliveries at the Initial Closing.

                  (i) Deliveries by Buyer. At the Initial Closing, Buyer shall deliver or cause to be delivered the following:

                       (A) one-half of the Fixed Purchase Price in the manner provided in Section 2.2(b);

                       (B) a certificate of Buyer to the effect that (1) the representations and warranties of Buyer set forth in Article 4 are true and correct as of the Initial Closing Date; and (2) Buyer has performed and complied with each and every undertaking, agreement and condition required to be performed or complied with by Buyer prior to or on the Initial Closing Date;

                       (C) copies, certified by the Secretary or an Assistant Secretary of Buyer as duly adopted and in full force and effect, of resolutions of the Board of Directors of Buyer approving this Agreement and authorizing the transactions contemplated hereby; and

                       (D) any other documents, instruments and writings required to be delivered by Buyer prior to or on the Initial Closing Date pursuant to the terms of this Agreement.

                  (ii) Deliveries by Seller. At the Initial Closing, Seller shall deliver or cause to be delivered the following:

                       (A) share certificates representing the Asia Shares (with a corresponding transfer form, if necessary) duly executed in favor of Buyer or its designee (or at the latest, fourteen (14) days after the Initial Closing);

                       (B) a receipt duly issued by Seller for one-half of the Fixed Purchase Price (or at the latest, upon the availability of such funds to Seller);

                       (C) a certificate of Seller to the effect that (1) the representations and warranties of Seller set forth in Article 3 were true and correct when made and, except for any changes therein expressly contemplated by this Agreement, are true and correct on and as of the Initial Closing Date as though such representations and warranties were made on such date; and (2) Seller has performed and complied with each and every undertaking, agreement and condition required to be performed or complied with by it prior to or on the Initial Closing Date;

                       (D) a copy of the minutes of a shareholders' meeting of Asia duly certified /the Amended Articles; and / and adopting

                       (E) any other documents, instruments and writings required to be delivered by Seller prior to or on Initial Closing pursuant to the terms of this Agreement.

              (b) Deliveries at the Second Closing.

                  (i) Deliveries by Buyer. At the Second Closing, Buyer shall deliver or cause to be delivered the following:

                       (A) one-half of Fixed Purchase Price to Seller in the manner provided in Section 2.2(b).

                       (B) a certificate of Buyer to the effect that (1) except for any changes expressly contemplated by this Agreement, the representations and warranties of Buyer set forth in Article 4 are true and correct at and as of the Second Closing Date as though such representations and warranties were made on the Second Closing Date; and (2) Buyer has performed and complied with each and every undertaking, agreement and condition required to be performed or complied with by Buyer prior to or on the Second Closing Date; and

                       (C) any other documents, instruments and writings required to be delivered by Buyer at or prior to the Second Closing pursuant to the terms of this Agreement.

                  (ii) Deliveries by Seller. At the Second Closing, Seller shall deliver or cause to be delivered the following:

                       (A) share certificates representing the Trading Shares (with a corresponding transfer form, if necessary) duly executed in favor of Buyer or its designee (or at the latest, fourteen (14) days after the Second Closing);

                       (B) a duly executed receipt by Seller for one-half of the Fixed Purchase Price (or at the latest, upon the availability of such funds to Seller);

                       (C) a certificate of Seller to the effect that (1) except for any changes expressly contemplated by this Agreement and reasonably set forth in such certificate (including any updated Schedules attached thereto) reflecting any changes in the relevant facts, circumstances or law occurring after the

Initial Closing Date, the representations and warranties of Seller set forth in
Article 3 are true and correct at and as of the Second Closing Date as though such representations and warranties were made on the Second Closing Date; and
(2) Seller has performed and complied with each and every undertaking, agreement and condition required to be performed or complied with by it prior to or on the Second Closing now.

                       (D) a copy of the minutes of a shareholder meeting of Trading duly certified /adopting the Amended Articles; / and

                       (E) copies of any additional approvals or consents of any Persons which after the Initial Closing Date have become necessary for the consummation of any transaction to be consummated hereunder on the Second Closing Date; and

                       (F) any other documents, instructions and writings required to be delivered by Seller at or prior to the Second Closing pursuant to the terms of this Agreement.

                  2.5 Contingent Purchase Price. After the Initial Closing, the Contingent Purchase Price shall be calculated and determined in accordance with this Section 2.5.

                      (a) Within ninety (90) Days after the end of Fiscal Years 1998, 1999, 2000 and 2001, Seller shall procure that Asia and Trading deliver or cause to be delivered to Buyer Audited Financial Statements of the Companies, prepared in accordance with Singapore GAAP, applied on a consistent basis. Buyer shall cause Buyer's accountants to review the Audited Financial Statements in accordance with Singapore GAAP. Seller shall cause Seller's accountants to cooperate fully with Buyer's accountants in conducting their review. The report of Buyer's accountants on the Audited Financial Statements shall be delivered to Buyer and Seller no later than thirty (30) Days after Buyer has received the Audited Financial Statements from Asia and Trading. The Audited Financial Statements, as reviewed by Buyer's accountants and subject to Section 2.5(d), and the net earnings before taxes of Asia and Trading as of the end of Fiscal Years 1998, 1999, 2000 and 2001 as shown on the Audited Financial Statements and reviewed by Buyer's accountants, provided that a net loss incurred in any Fiscal Year shall not be carried back to offset earnings for any prior Fiscal Year, but shall be carried forward to offset earnings for subsequent Fiscal Years (the "Net Earnings"), shall be final and binding among the parties for purposes of any Contingent Purchase Price calculation and determination pursuant to this
Section 2.5. The translation rate into or from United States Dollars shall be at the closing exchange rate published in The Wall Street Journal (U.S. edition) as of the last Business Day of the relevant Fiscal Year.

              (b) Buyer shall pay Seller as the Contingent Purchase Price an annual payment for a period of four (4) years equal to US$125,000 (One Hundred Twenty-Five Thousand United States Dollars) for each Fiscal Year, beginning with January 1, 1998 (or beginning January 1, 1999 mutatis mutandis if construction of the Vietnam JV facilities commences during Fiscal Year 1998), during which Asia and Trading collectively achieve Net Earnings of US$500,000 (Five Hundred Thousand United States Dollars), calculated and determined as follows and herein referred to as the "Contingent Payment":

                         (i)  For the Fiscal Year 1998 - US$125,000 (One Hundred
Twenty-Five Thousand United States Dollars) if 1998 Net Earnings equal or exceed US$500,000 (Five Hundred Thousand United States Dollars);

                         (ii) For the Fiscal Year 1999 - US$125,000 (One Hundred
Twenty-Five Thousand United States Dollars) if 1999 Net Earnings equal or exceed US$500,000 (Five Hundred Thousand United States Dollars), or if 1998 and 1999 Net Earnings together equal or exceed US$1,000,000 (One Million United States Dollars);

                         (iii) For the Fiscal Year 2000 -US$125,000 (One Hundred
Twenty-Five Thousand United States Dollars) if 2000 Net Earnings equal or exceed US$500,000 (Five Hundred Thousand United States Dollars), or if 1998, 1999 and 2000 Net Earnings together equal or exceed US$1,500,000 (One Million Five Hundred Thousand United States Dollars); and

                         (iv) For the Fiscal Year 2001 - US$125,000 (One Hundred
Twenty-Five Thousand United States Dollars) if 2001 Net Earnings equal or exceed US$500,000 (Five Hundred Thousand United States Dollars), or if 1998, 1999, 2000 and 2001 Net Earnings together equal or exceed US$2,000,000 (Two Million United States Dollars).

              (c)  Each  Contingent Payment shall be payable within fifteen
(15) Business Days after the delivery by Buyer's accountants to Seller and Buyer of the Audited Financial Statements in accordance with Section 2.5(a) or Section 2.5(d) (as the case may be) by delivery of a bank cashier's cheque or by wire transfer in such amount, payable to Seller or Seller's nominee.

              (d) If Buyer in good faith objects to the Audited Financial Statements, then Buyer and Seller and their respective accountants shall attempt to resolve the disputed matters within thirty (30) Days of the receipt by Seller of notice from Buyer of the disputed matters. If Buyer and Seller and their accountants are unable to resolve the matter within such thirty (30) Day period, then Buyer and Seller shall jointly appoint a mutually acceptable firm from among the six (6) largest internationally recognized public accounting firms (or, if they cannot agree on a mutually acceptable firm within five (5) Days of the end of such thirty (30) Day period, they shall cause their respective accountants to select within a further period of ten (10) Days such firm from among the six (6) largest internationally recognized public accounting firms), excluding any such accounting firm which has been engaged by any of the parties or their Affiliates to audit the accounts of such Person or its Affiliates within the preceding five-year period. The accounting firm so selected is herein referred to as the "Independent Accounting Firm". The parties shall provide such firm with full cooperation. The Independent Accounting Firm shall be instructed to reach its conclusion regarding the disputed matters, acting as experts and not as arbitrators, within sixty (60) Days. The Independent Accounting Firm's resolution of the disputed matters shall be conclusive and binding upon all the parties. The fees of the Independent Accounting Firm shall be borne equally (50/50) by Buyer and Seller.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER


          Subject to Section 3.24 Seller represents and warrants to Buyer as follows:

          3.1 Corporate Status. Asia and Trading are private limited companies having their registered offices at 16B Trengganu Street, Singapore 058470. The Companies are duly organized and validly existing under the laws of Singapore and Vietnam (as the case may be) and have all requisite corporate power and authority to own and lease their properties and to carry on their business as and where the same is now conducted. The Companies are duly registered, in good standing and qualified as a foreign corporation to do business in all other jurisdictions in which the nature of their assets or business makes such qualification necessary except where the failure to be so qualified would have no Adverse Effect on the Companies' business. Each jurisdiction in which the Companies are so registered and qualified or have an office, branch, warehouse or establishment of any kind outside of their jurisdiction of organization is identified in Schedule 3.1. A certified copy of the memorandum and articles of association of the Companies as currently in force is contained in Exhibit 3.1.

          3.2 Ownership. Seller owns of record and beneficially and has good title to the Asia Shares and Trading Shares, and Seller owns the Asia Shares and Trading Shares free and clear of all Encumbrances, except as contemplated herein and in the Amended Articles.

          3.3 Authorized Share Capital. The authorized share capital of Asia and Trading consists of 3,000,000 (three million) ordinary shares, and 2,000,000 and 1,050,000 (two million and one million fifty thousand) ordinary shares, respectively, with a par value of S$1.00 (One Singapore Dollar) and US$1.00 (One United States Dollar), respectively, per share. As of the respective date of issuance of the Asia and Trading Shares to Buyer, all of the equity interest or investment in the equity capital in the Companies shall be duly and validly authorized and issued, fully paid and Nonassessable. Except as set forth in
Schedule 3.3, or as provided in this Agreement, there is no Contract, call or right of any nature whatsoever with respect to the allotment, issuance, sale, delivery or transfer of any equity interest or investment in the equity capital of the Companies, including any right of conversion or exchange under any security or other instrument.

          3.4  Power and Authority: Effect of Agreement.

               (a) Seller has all requisite power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby.

               (b) The execution, delivery, and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized to the extent necessary by the Companies, and no other corporate action or proceeding on the part of the Companies or its respective shareholders is necessary to authorize this Agreement or the consummation of any of the transactions contemplated hereby.

               (c) This Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

               (d) The execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby do not and will not (i) violate any law, rule or regulation to which either Seller or the Companies, or any of their respective assets or properties is subject (ii) violate any order writ, injunction, judgment or decree applicable to either Seller or the Companies, or any of their respective assets or properties, (iii) conflict with, or result in a breach of any term or condition of the memorandum and articles of association of the Companies or (iv) conflict with, or result in a breach of or default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which either Seller or the Companies is a party or by which either of them or any of their respective assets or properties may be bound.

          3.5 Investments. The Companies or other Persons own of record and beneficially and have good title to and unrestricted voting rights in respect of all of the equity interest or investment in the equity capital of the Companies (including, without limitation, the Vietnam JV), in the amounts shown on
Schedule 3.5, and the Companies or other Persons own the equity interest or investment in the equity capital of the Companies (including, without limitation, the Vietnam JV) free and clear of all Encumbrances, except as contemplated herein and in the Charter dated December 28, 1994 establishing the Vietnam JV and the Investment License dated June 22, 1995 issued by the Vietnam State Committee for Cooperation and Investment (the "Vietnam Charter and Investment License"). Each of Seller and the Companies is not a party to (nor are they aware of) any agreement, understanding or arrangement, direct or indirect, relating to the equity interest or investment in the equity capital in the Vietnam JV, including, without limitation, voting or sale thereof, except as contemplated in the Vietnam Charter and Investment License. Each of Seller and the Companies does not have, nor pursuant to any agreement will it have, the right or obligation to acquire by any means, an equity interest or investment in the equity capital of any corporation, partnership, joint venture or other Person, except as contemplated herein.

          3.6  Financial Information.

               (a) Seller has previously furnished to Buyer certain financial statements (true, correct and complete copies of which are attached hereto as Schedule 3.6) as follows: (i) audited balance sheets and the related audited statements of profits and losses, shareholders equity and fund flows (including the related notes) for the Companies for each of the fiscal years ended December 31, 1995 and December 31, 1994, accompanied by the reports thereon by the Companies, auditors (collectively, the "Audited Financial Statements"); and (ii) the unaudited balance sheets and the related unaudited statements of profits and losses, shareholders equity and fund flows (including related notes) for the Companies, for the twelve (12) months ended December 31, 1996 (the "Unaudited Financial Statements"; together with the Audited Financial Statements, the "Historical Financial Statements").

               (b) The Historical Financial Statements (i) were prepared from the books and records of the Companies, which books and records accurately reflect the accounts and transactions recorded therein, (ii) present fairly the financial position and results of operations of the Companies, as of and for the periods to which they relate, (iii) have been prepared in accordance with Singapore GAAP and past accounting practices consistently applied throughout the periods covered, except as otherwise noted therein or with respect to the omission of normal and recurring year-end adjustments and notes related thereto,
(iv) reflect adequate recognition of profits and provisions for losses on contracts in accordance with Singapore GAAP applied on a consistent basis except as reflected therein, stated separately.

               (c) The books, records and accounts of the operations of the Companies accurately and fairly reflect, in reasonable detail, transactions in and dispositions of the assets of the operations of the Companies. The Companies maintain a system of internal accounting controls reasonably adequate to assure that transactions are executed in accordance with management authorization and are recorded as necessary to permit preparation of financial statements in accordance with Singapore GAAP and to permit access to assets only in accordance with management authorization.

          3.7 Undisclosed Liabilities; Absence of Certain Changes. The Companies have no Liabilities, except Liabilities (i) which are fully reflected, reserved against or disclosed in the Historical Financial Statements; (ii) which were or are incurred (by the Companies) in the ordinary course of business and consistent with past practice since December 31, 1996 and which do not exceed in the aggregate S$200,000.00 (Two Hundred Thousand Singapore Dollars); or (iii) which are set forth in Schedule 3.7. The Companies have reserved for all Liabilities for which reserves should be established in accordance with Singapore GAAP, and all such reserves, including those set forth in the Historical Financial Statements, are adequate in all respects.

          3.8  Machinery and Equipment; Accounts Receivable; Inventory.

               (a) Machinery and Equipment. Schedule 3.3(a) contains a true and complete list and brief description of all items of machinery, dies, computer, data processing and other equipment, office furniture, vehicles, fixtures and similar tangible personal property owned, used or leased by the Companies and a brief description of the rights of the Companies therein. Except as otherwise explained on Schedule 3.8(a), all tangible personal property reflected on the Historical Financial Statements is set forth on Schedule 3.8(a). Each of such items of machinery, dies, computer, data processing and other equipment, office furniture, vehicles, fixtures and similar tangible personal property is in good operating condition and repair, is currently used in the day-to-day operations of the Companies, and is reasonably necessary or material to the business or operation of the Companies as currently conducted. The Companies have good title to (or, as described on Schedule 3.8(a) a valid leasehold right in, as the case may be) all the properties listed on Schedule 3.8(a) as owned, used or leased by the Companies, free and clear of all Encumbrances, liens for current taxes not yet due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established and disclosed in writing to Buyer, or as set forth on Schedule 3.8(a) and which do not (i) detract from or interfere with their present use or otherwise impair business operations, or
(ii) render title unmarketable. Except as set forth on Schedule 3.8(a), all tangible personal property used by the Companies is located on the Real Property set forth on Schedule 3.19(a).

               (b) Accounts Receivable. All accounts receivable of the Companies that are reflected on the Historical Financial Statements or on the accounting records of the Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Historical Financial Statements or on the accounting records of the Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Historical Financial Statements represented of the Accounts Receivable reflected therein and will not represent a material Adverse Change in the composition of such Accounts Receivable in terms of aging). Except as set forth on Schedule 3.8(b), subject to such reserves, to the best knowledge of Seller after due inquiry, each of the Accounts Receivable either has been or will be collected in full, without any set-off. The Companies shall use their best efforts to collect the Accounts Receivable in the ordinary course of business. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.8(b) contains a complete and accurate list of all Accounts Receivable as of December 31, 1996, which list sets forth the aging of such Accounts Receivable.

               (c) Inventory. All inventory of the Companies, whether or not reflected in the Historical Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Historical Financial Statements or on the accounting records of the Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Companies.

          3.9  Intellectual Property Rights.

               (a) There are no registered patents, trademarks and service marks, applications for patent, trademark and service mark registrations, copyrights and copyright registrations owned by the Companies (the "Intellectual Property Rights"). In addition, (i) no other Person or Authority is licensed or authorized by the Companies to use any of the Intellectual Property Rights; (ii) the Companies do not use any of the Intellectual Property Rights by consent of or license from any other rightful owner or licensor thereof; (iii) the operation of the business of the Companies as now being conducted does not conflict with any patents, trademarks, service marks, names, trade names or copyrights of others in any way; (iv) there is no pending litigation or proceeding in or before any Person or Authority, nor have the Companies received any notice or other communication, in which any of the Intellectual Property Rights are being challenged or contested; (v) the Companies have not received any protests, claims, notices, or other communications relating to infringement of the rights of others arising from the present use of the Intellectual Property Rights; (vi) the Companies have not contracted to provide indemnification for infringement of the intellectual property rights of others, or to grant any license of the Intellectual Property Rights to any other Person or Authority, or receive a license to use any patent, trademark or copyright from a third party or to undertake not to sue any other Person or Authority with respect to the Intellectual Property Rights; and (vii) the Companies do not have any obligation to compensate any Person or Authority for the development, use, sale or exploitation of any Intellectual Property Right.

               (b) The Companies have taken reasonable security measures to protect the secrecy, confidentiality and value of the information that relates to the business of the Companies and that are proprietary and confidential ("Proprietary Information"); any of the Companies' employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed such Proprietary Information, or who have knowledge of or access to information relating to it, have been put on reasonable notice, and have entered into agreements that such Proprietary Information is proprietary to the Companies, as the case may be, and is not to be divulged or misused. None of the Proprietary Information has been used, divulged or appropriated for the benefit of any past or present employees or any Person other than the Companies, or to detriment of the Companies. The Companies have not used any trade secret owned by any other Person or received any notice or been served in any lawsuit alleging that it is infringing the trade secrets of any other Person.

               (c) No employee of the Companies is in default under any term of any employment contract, agreement or arrangement relating to any Intellectual Property Right or non-competition contract relating to any Intellectual Property Right or its development or exploitation.

          3.10 Litigation. Except as set forth in Schedule 3.10, (i) there is no action, suit, arbitration or legal, administrative, arbitration or other proceeding or investigation (governmental or non-governmental) pending or, to the knowledge of Seller after due inquiry, threatened against the Companies or their respective assets, properties or business nor is Seller aware of any acts, errors or omissions that in the normal course of events could lead to any of the same; (ii) the Companies are not a party to or subject to the provisions of any judgment, order, injunction, decree or award of any Person or Authority against or affecting the Companies; (iii) the Companies are not presently engaged in any legal action to recover moneys due to it or damages sustained by it; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of Seller after due inquiry, threatened which would give any third party the right to enjoin or rescind or cause an alteration in the transactions contemplated hereby.

          3.11 Compliance with Laws; Permits

               (a) The Companies have complied with and are in compliance in all respects with all applicable laws, regulations, ordinances, rules, orders, judgments decrees and awards of any Person or Authority in connection with the assets, properties and business of the Companies, except for any non-compliance, individually or in the aggregate, which has not and will not have an Adverse Effect on the Companies, the rights of Buyer under this Agreement or the consummation of the transactions contemplated hereby. The Companies have not received any notice of any failure to comply with, nor are there any circumstances which indicate that the Companies are in violation of any such laws, regulations, ordinances, orders, judgments or decrees.

               (b) Each transaction of the Companies has been properly and accurately recorded on the books and records of the Companies, and each document (including any contract, invoice or receipt) on which entries in the Companies' books and records are based is complete and accurate in all material respects. The Companies maintain a system of internal accounting controls adequate to insure that each maintains no off-the-books accounts and the assets of the Companies are used only in accordance with the directives of the Companies' management.

               (c) The Companies (since their incorporation) have to their best knowledge at all times during the previous five-year period complied with the export control laws of the United States with respect to products, services and technology obtained from the United States, and with those of any other jurisdictions, to the extent such U.S. and other laws were or are applicable. Except as set forth in Schedule 3.11(c) no product sold or service performed by the Companies in the previous five-year period has been sold or performed, directly or indirectly, to or for the benefit of, nor has Seller had any business dealings whatsoever with, any Person of or in Cuba, Iran, Iraq, Libya, Serbia, Montenegro or Serbian controlled portions of Croatia or Bosnia, or any Person owned or controlled by any of the foregoing (including, without limitation, "specially designated nationals").

               (d) Except as set forth on Schedule 3.11(d), during the previous five-year period, no product has been sold or service performed by the Companies to or for the benefit of customers in Bahrain, Kuwait, Lebanon, Oman, Sudan, Syria or Yemen.

               (e) Set forth on Schedule 3.11(e) are all of the concessions, licenses, sublicenses, permits, applications, filings, registrations, rights, easements, permissions, authorizations and consents required by applicable law or otherwise necessary in order for the Companies to operate in each jurisdiction in which each conducts business ("Permits"). Except as set forth in
Schedule 3.11(e), such Permits have been duly obtained, are legally valid and in full force and effect; and to the knowledge of Seller, there are no circumstances which indicate that any of such Permits are likely to be subject to legal challenge, revoked or not renewed. The Companies are not in default nor have they received notice of any claim of default with respect to any Permit, nor is there pending before any Authority any dispute or other proceeding regarding the validity, nature, scope or interpretation of any Permit. None of such Permits or the rights of the Companies thereunder will be Adversely affected by the consummation of the transactions contemplated hereby. All such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Permits will be Adversely affected by consummation of the transactions contemplated hereby. No employee or former employee of the Companies or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit that the Companies own, possess or use in the operation of their business.

          3.12 Tax Matters. Except as set forth in Schedule 3.12:

               (a) All Tax Returns (as hereinafter defined) required to be filed by the Companies (the "Taxpayers") have been filed on a timely basis and are in all material respects true, complete and correct;

               (b) All Taxes (as hereinafter defined) that are due and payable or claimed or asserted to be due and payable by the Taxpayers by any Authority for all periods up to and including the Initial and Second Closing Date have been paid or fully provided for, except for Taxes on income which are the subject of customary challenges by the relevant Authorities.

               (c) There are no liens for Taxes upon the assets of the Taxpayers except liens for Taxes not yet due;

               (d) The Taxpayers have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes pursuant to all applicable provisions concerning withholding of Taxes or similar provisions and have, within the time and in the manner prescribed by law, paid over to the proper Authorities all amounts required to be withheld and paid over under all applicable laws;

               (e) No audits or other administrative proceedings or court proceedings are now pending or to the knowledge of the Taxpayers threatened with regard to any Taxes or Tax Returns of the Taxpayers;

               (f) None of the transactions contemplated by or completed with respect to this Agreement has or will cause the Taxpayers to incur any additional Liability for Taxes as a result thereof;

               (g) The Companies have not incurred any Liabilities for Taxes for the period beginning January 1, 1996 and ending on the Initial Closing Date or the Second Closing Date (as the case may be) other than Liabilities for Taxes incurred in the ordinary course of their business which have been paid or properly accrued;

               (h) For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income tax, business tax, property tax, technology transfer tax, value added tax, all other net income, sales, use, registration, ad valorem, excise, transfer, social security license, withholding, payroll, employment, social security, unemployment and retirement contributions, estimated, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Authority of any jurisdiction upon the Taxpayers, and (ii) "Tax Returns" means all returns, declarations, reports, information returns and statements required to be filed by the Taxpayers in connection with Taxes.

          3.13 Shareholder Agreements. Except for this Agreement and except as set forth in Schedule 3.13, there are no Contracts, whether written or oral (including any amendments thereto), among or between the shareholders of the Vietnam JV or the Companies, or between the Vietnam JV or the Companies and a shareholder of the Vietnam JV or the Companies, or between the Vietnam JV or the Companies and the holders of any security of the Vietnam JV or the Companies, with respect to the equity interest or investment in the equity capital of the Vietnam JV or the Shares of the Companies.

          3.14 Consents. Except as set forth in Schedule 3.14, no consent, approval or authorization of, or exemption by, or filing or registration with, any Authority or any other Person is required in connection with the execution, delivery and performance by the Seller of the transactions contemplated by this Agreement.

          3.15 Environmental Matters. Except as set forth in Schedule 3.15, (a) the operations of the Companies comply in all material respects with all applicable Singapore environmental and health and safety statutes and regulations ("Environmental Law"); (b) the Companies do not, nor to Seller's knowledge after due inquiry, any prior owner or tenant of the Real Property has made, caused or contributed to any release of any hazardous or toxic waste, substance or constituent, into the environment; (c) none of the operations of the Companies is subject to any pending or threatened judicial or administrative proceeding alleging the violation of any Environmental Law; (d) none of the operations of the Companies is subject to any compliance agreement or settlement agreement resulting from an alleged violation of any Environmental Law; (e) none of the operations of the Companies is the subject of any Singapore investigation or threatened investigation regarding a violation or alleged violation of any Environmental Law; (f) none of the operations of the Companies is required to file a notice or report pursuant to any Environmental Law of any past or present spill or release of hazardous or toxic substance or constituent into the environment; (g) none of the operations of the Companies involves the generation, treatment or disposal of hazardous or toxic waste; (h) to Seller's knowledge after due inquiry, there are no hazardous wastes or toxic substances in or on the Real Property; and (i) the Companies possess all environmental Permits required by any Environmental Law to operate their business as presently conducted.

          3.16 Absence of Certain Chances or Events. Except as set forth in
Schedule 3.16 or otherwise contemplated by this Agreement, since December 31, 1996, there has not been (i) any Adverse Change in the Companies; (ii) any significant damage, destruction or loss of any assets affecting the Companies whether or not covered by insurance; (iii) any increase out of the ordinary course of business in the compensation payable or to become payable by the Companies to the officers, managers or key employees working for the Companies;
(iv) any increase out of the ordinary course of business in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers, managers or key employees; or (v) any entry into any Material Contract by Seller affecting the Companies or by the Companies; (vi) any change by the Companies in accounting methods, principles or practices except as required by Singapore GAAP; (vii) any revaluation by the Companies of any of their assets; (viii) any direct or indirect redemption, purchase, or other acquisition by the Companies of any of their equity interest or investment in equity capital; or (ix) any increase in the capital stock of, or change to the par value of the equity interest or investment in equity capital of the Companies.

          3.17 Material Contracts (Including Related Party Contracts).

               (a) Schedule 3.17(a) contains the full-text execution copies of any and all lease or tenancy agreements for the Real Property leased by the Companies and which are used in whole or in part by the Companies (the "Tenancy"). The Companies enjoy undisturbed possession under the Tenancy.

               (b) Schedule 3.17(b) contains a description of each agreement, arrangement, commitment, contract, hire-purchase, license, understanding or other Contract (including, without limitation, with any Authority or government-owned enterprise), whether written or oral (including any amendments thereto), to which Seller or the Companies are a party or by which their properties or assets may be bound (other than the Tenancy), and which is material to the conduct of the business of the Companies (a "Material Contract"); and where such Material Contract is oral or is evidenced only by form purchase orders, Schedule 3.17(b) sets forth an accurate description of the essential terms of such Material Contract. For purposes of this Section 3.17(b), a Material Contract shall mean (i) any Contract involving payments or obligations to or from Seller relating to the Companies or to or from the Companies in excess of S$100,000.00 (One Hundred Thousand Singapore Dollars) in one or a series of transactions; (ii) any Contract the termination of which would have an Adverse Effect on the Companies, the rights of Buyer under this Agreement or the consummation of the transactions contemplated hereby; (iii) any exclusivity agreement or undertaking not to compete; (iv) any current Contract which is between or among Seller or the Companies, on the one hand and any one or more Affiliates of Seller or the Companies or any director or management personnel of the Companies, on the other hand; (v) any Material Contract not entered into in the ordinary course of business; (vi) any joint venture, consortium, teaming or similar Contract; (vii) any agency, consulting, representative, distribution or similar Contract, including any such Contract for registration, qualification or representation in a country other than Singapore; or (viii) any other Contract which is material to the business, assets, operations, prospects or financial condition of the Companies. Schedule 3.17(b) also contains as an attachment each of the forms of customer agreements utilized in connection with the business of the Companies.

               (c) Each Material Contract and the Tenancy is valid and enforceable in accordance with its terms. Except as disclosed in Schedule 3.17(c), there is no breach, default or event that with notice or lapse of time, or both, would constitute a breach or default by any party to any of these Material Contracts or the Tenancy. Neither Seller nor the Companies have received notice (i) that there exists an event or condition with respect to any Material Contract or the Tenancy that has not since been cured or waived and that, with or without the passage of time or the giving of notice, or both, would constitute a default under such Material Contract or the Tenancy, or (ii) that any party to any of these Material Contracts or the Tenancy intends to cancel or terminate any of these Material Contracts or the Tenancy or to exercise or not exercise any options under any of these Material Contracts or the Tenancy. No such Material Contract or the Tenancy contains any contractual requirement with which there is a substantial likelihood Seller, the Companies or any other party thereto will be unable to comply.

               (d) With regard to each Contract, bid, offer, quotation, or report of any kind with or to any Authority or government-owned enterprise with respect to the Companies, each of Seller and the Companies:

                   (i) has complied with all governmental procurement and other regulations;

                   (ii) has not violated any statutes or regulations relative to prohibited practices;

                   (iii) has made no representations or certifications that are untrue; which non-compliance, violation or inaccuracy has or could result in an Adverse Effect on the Companies or result in any criminal liability of any Person, and

                   (iv) is unaware of any current or prospective audit by any Authority or any such enterprise concerning any of the above, concerning pricing, or relative to debarment, other than regular audits in the ordinary course of governmental contracts; and

                   (v) is unaware of any prospective disallowance of costs, fees or money claims with respect to any Contract with any Authority or any such enterprise.

          3.18 Employee Benefits; Employment Contracts and Directors
Remuneration.

               (a) Schedule 3.18(a) contains a true and complete list or description of all Employee Benefit Plans pertaining to any director, officer, agent, employee or former employee of the Companies. The Companies have delivered to Buyer correct and complete copies of all plan documents and summary plan descriptions, all related trust agreements, insurance contracts and other funding agreements which implement the Employee Benefit Plan, and where a plan document for an Employee Benefit Plan does not exist, a detailed description of such Employee Benefit Plan. Except as disclosed in Schedule 3.18(a), no Employee Benefit Plan provides medical, health, life insurance, or other welfare-type benefits for current or future retired or terminated officers, directors and employees of the Companies, their spouses or their dependents. "Employee Benefit Plans" means any agreement, plan, program, fund, policy, contract or arrangement (either written or unwritten) providing any bonus, incentive, compensation, profit sharing, retirement, pension, insurance, disability, death benefit, medical, dental or vision insurance or expense reimbursement, sick pay, dependent care, stock bonus, stock option, stock purchase, stock appreciation rights, phantom stock, stock equivalent bonus, thirteenth month, savings, thrift, deferred compensation, consulting, severance pay or termination pay, vacation pay, day-care, legal services, supplemental or excess benefit, housing assistance, moving expense reimbursement, educational assistance, welfare or other employee benefits or fringe benefits, covering any officer, director or employee of the Companies, and the beneficiaries and dependents of any such officer, director or employee, regardless of whether it is mandated under local law (e.g., Provident
Fund), private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.

               (b) The Companies are not a party to any collective bargaining or union agreement, and within the last five (5) years, nor have the Companies experienced any significant union organization attempts or any material work stoppage due to any labor disagreement. There is no individual or collective labor complaint against the Companies pending or, to Seller's best knowledge after due inquiry, threatened, before any Singapore labor board or tribunal. There is no labor strike, request for representation, slowdown or stoppage actually pending or, to Seller's best knowledge after due inquiry, threatened against or affecting the Companies. No grievance or other claim has been asserted pursuant to any collective bargaining or other labor union agreement, the settlement of which would have an Adverse Effect on the Companies. No arbitration proceedings arising out of or under any collective bargaining or other labor union agreement is pending or, to Seller's best knowledge after due inquiry, threatened against the Companies.

               (c) There are no other employment or personal service agreements, or any "golden parachute", "pay-to-stay", loans or indemnity agreements, between Seller or the Companies, on the one hand, and any officer, director or manager of the Companies (including, without limitation, the Vietnam
JV) on the other hand.

               (d) Except as set forth in Schedule 3.18(d) no third party provides personnel, manpower or personnel services to the Companies.

          3.19 Real Property.

               (a) Except as set forth in Schedule 3.19(a), the Companies neither own, use, hold for use, nor occupy any land or easements nor any buildings, structures or other improvements, nor do they have any rights or appurtenances in or to any real property, nor any real property leasehold interests, nor any other real property interests of any kind whatsoever, (hereinafter, the "Real Property");

               (b) The Companies have all easements and rights of way necessary to operate their business as currently conducted.

               (c) None of the Real Property is Adversely affected or likely to be Adversely affected by any planning proposals.

               (d) No development has been carried out in relation to the Real Property which would require any consent under or by virtue of the Planning Acts or any by-laws or building regulations or other relevant legislation without such consent having been properly obtained and any conditions or restrictions imposed thereon have been fully observed and performed, no application by the Companies for planning consent has been refused and no application by the Companies for planning consent has been submitted or a decision in relation thereto appealed against where the decision in relation thereto or the outcome of the appeal (as appropriate) is still pending.

               (e) All policies of insurance relating to the Real Property (including fixtures, fittings and contents) effected by the Companies are current and valid, cover the full reinstatement value thereof (including where the relevant property is let, loss of rent cover conforming with the requirements of the relevant lease) and are not subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate for policies of the same kind and, in respect of policies on Real Property held on lease where the Companies are responsible for maintaining insurance, the policy conforms in all respects with the requirements of the lease under which any of the Real Property is held.

               (f) There are no policies of insurance relating to any of the Real Property (including fixtures fittings and contents) which have not been effected by the Companies.

               (g) No structural or other material defects have appeared in respect of or affecting the buildings and structures on or comprising the Real Property or any parts thereof and all such buildings are in good and substantial repair and condition.

               (h) The companies are not engaged in any negotiation for review of the rent payable under any lease or tenancy agreement under which they hold any of the Real Property and no negotiations for such review have been concluded changing the rent from that disclosed to Buyer in writing.

               (i) The Companies are not the guarantor of or surety for any other party's liability (contingent or otherwise) for any obligations under any lease or tenancy or under any agreement relating to the assignment of any lease or tenancy.

          3.20 Insurance.

               (a) The Companies' policies of liability, fire, automobile, property, general civil liability and other forms of insurance, all of which are valid and enforceable and in full force and effect, are underwritten by unaffiliated financially sound and reputable insurers, are sufficient for all applicable requirements of law and provide insurance coverage against, including, without limitation, all errors and omissions and general liability, officers and directors liability, and products liability insurance, in such amounts and against such risks as is customary in Singapore for companies engaged in similar businesses to those of the Companies to protect the properties, assets, businesses and operations of the Companies. Schedule 3.20(a) sets forth a true and correct summary description of all of the policies in force and effect including a description of their respective coverage and limits. All such policies will remain in full force and effect through their respective dates and will not in any way be affected by or terminate or lapse by reason of any of the transactions contemplated hereby. No notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default under such policies. The Companies have not been refused any insurance, nor have their coverage been limited, by any insurance carrier to which they have applied for insurance or with which they have carried insurance, at any time during the past five (5) years.

               (b) Schedule 3.20(b) sets forth a true and complete summary description of all outstanding bank or other guarantees, bonds, letters of credit and other surety arrangements issued or entered into in connection with the business, assets and Liabilities of the Companies, including any guarantees issued by the Companies or any shareholder of the Companies in respect of any contractual or other obligation or Liability of the Companies.

          3.21 No Conflicts of Interest. No Affiliate, director, senior management personnel (including any elected or appointed officer) or salaried employee of the Companies, or any Person in which the Companies or any Affiliate thereof have a beneficial interest, has any direct, indirect or beneficial interest in any competitor, supplier or customer of the Companies or in any Person from whom or to whom the Companies lease any real or personal property, or in any other Person with whom the Companies are doing business.

          3.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Seller. Seller will indemnify and hold Buyer harmless from any such payment alleged to be due by or through Seller as a result of the action of Seller or his agents.

          3.23 Disclosure.

               (a) The representations and warranties in this Agreement are given subject to matters fully fairly and specifically disclosed in the Schedules hereto and where applicable any exchange of correspondence between the parties or their respective attorneys.

               (b) Each of the representations and warranties shall be separate and independent.

               (c) The representations and warranties given by Seller herein are made to the best of the knowledge, information and belief of Seller, and have been made after due and careful inquiry.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

              Buyer represents and warrants to Seller as follows:

          4.1  Corporate Power and Authority; Effect of Agreement.

               (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement to which it is a party and to consummate the transactions contemplated hereby.

               (b) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders of Buyer, and no other corporate action or proceeding on the part of Buyer is necessary to authorize this Agreement or the consummation of any of the transactions contemplated hereby.

               (c) This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and the availability of specific performance.

               (d) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any law, rule or regulation to which it or any of its assets or properties is subject, (ii) violate any order, writ, injunction, judgment or decree applicable to it or any of its assets or properties, or (iii) conflict with, or result in a breach of or default under, or give rise to any right of termination, cancellation or acceleration under (A) any term or condition of its Articles of Incorporation and Bylaws, or (B) any of the terms, conditions or provisions of any note, bond, mortgage, indenture or lease, license, agreement or other instrument to which it is a party or by which its assets or properties may be bound; except, with respect to clauses (i), (ii) and (iii)(B) above, for violations, conflicts, breaches or defaults which in the aggregate would not hinder or impair its ability to consummate the transactions contemplated hereby.

          4.2 Consents. No consent, approval or authorization of, or exemption by, or filing or registration with, any Authority is required in connection with the execution, delivery and performance by Buyer of the transactions contemplated by this Agreement.

          4.3 Absence of Litigation. No claim, action, proceeding or investigation is pending or, to the knowledge of Buyer, threatened against Buyer before any Authority or other Person that would be reasonably likely to materially and Adversely affect or restrict Buyer's ability to consummate the transactions contemplated hereby.

          4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer. Buyer will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

                                    ARTICLE 5

                           UNDERTAKINGS OF THE PARTIES

          5.1 Tax Relief and Grants. Seller undertakes to cause the Companies to request and use their best efforts to pursue such tax relief and government grants as may be available, as soon as reasonably possible after the Initial Closing Date.

          5.2 Cooperation. Each of the parties hereto shall use its best efforts to satisfy all applicable conditions to the Initial and Second Closing and the respective Contingent Payment (as the case may be) and to cause the consummation of the transactions contemplated by this Agreement in accordance with the terms and conditions hereof and applicable law. Each of the parties hereto shall use its best efforts to obtain any governmental consents and approvals necessary to consummate the transactions contemplated by this Agreement and to cause the Initial and Second closing and the respective Contingent Payment (as the case may be) to occur. Each of Buyer and Seller shall use, and Seller shall cause the Companies to use, its best efforts to obtain the consent or approval of Authorities and third Persons to the transactions contemplated hereby. In the event any consent or approval of any such Authority or third Person which is necessary or desirable to preserve for the Companies any right or benefit under the Tenancy, Material Contract or Permit, which is not obtained prior to the Initial Closing (and provided that Buyer waives any resulting failure of a condition under Article 6), Seller will, subsequent to the Initial Closing, cooperate with Buyer and the Companies in attempting to obtain such consent or approval as promptly thereafter as practicable.

          5.3  Conduct of Business Between Signing and Initial Closing.

               (a) From the date hereof until the Initial Closing, Seller shall use his best efforts to cause the Companies to preserve their business organization intact, keep available to them their respective present management and employees and preserve their present relationship with and the goodwill of their customers, suppliers and others having business relationships with them, and conduct their business and activities diligently. Prior to the Initial Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) or unless otherwise contemplated or permitted by this Agreement, Seller shall use his best efforts to cause the Companies to refrain from the following actions (including any agreement to take any of the following actions):

                   (i) enter into any amalgamation, reconstruction or reorganization with any Person or Authority, acquire any ownership interest in any Person or Authority or substantially all of the assets of any business as an entity or liquidate, dissolve or otherwise reorganize or seek protection from creditors;

                   (ii) enter into or modify any other Material Contracts;

                   (iii) make any investment of a capital nature by purchase of shares or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other Person or Authority;

                   (iv) enter into a new line of business or make or institute any unusual or novel methods of operation, purchase, sale, lease, management or accounting that would vary from those methods currently used by it;

                   (v) issue, sell or deliver, or agree to issue, sell or deliver any equity interest or investment in equity capital or issue or create any Contract or other commitment under which any additional shares might be authorized, issued or transferred;

                   (vi) sell, transfer, mortgage, charge, pledge or create or permit the creation of an Encumbrance on or in respect of any of the Companies' assets, properties or rights, tangible or intangible;

                   (vii) amend their memorandum and articles of association or grant any general powers of attorney, or any special powers of attorney except in the ordinary course of business or in order to carry out the transactions contemplated by this Agreement;

                   (viii) grant any change in any benefits or any increase out of the ordinary course of business in compensation to any employee, consultant, agent, representative, distributor or director of the Companies;

                   (ix) declare or pay any dividend or make any distribution to shareholders in cash, equity interest or investment in equity capital or property; or

                   (x) redeem, repurchase or otherwise acquire any equity interest or investment in equity capital.

               (b) Should the Companies desire to take, carry out or implement any of the actions listed in Section 5.3(a), paragraphs (i) through (x), Seller shall request permission to do so from Buyer in writing and Buyer will respond promptly to such request.

          5.4 No Shop. Save as provided in this Agreement, Seller undertakes that until the later of: (i) ninety (90) Days from the date hereof and (ii) the Termination Date, it shall not, and shall cause its Affiliates and the respective agents, representatives, officers, directors and employees of the foregoing Persons not to:

               (a) solicit or enter into any discussions, negotiations or similar activities relating to the sale or other disposition of the Companies or any of their assets, equity interest or investment in equity capital or other securities, including, without limitation, any offering or sale of equity interest or investment in equity capital, options, warrants or other equity or convertible securities in whole or in part, whether directly or indirectly, through purchase, amalgamation.

reconstruction, reorganization or otherwise (other than sales of inventory in the ordinary course); or

               (b) without the prior written consent of Buyer, sell, purchase, convey, acquire, pledge or otherwise encumber or transfer any equity interest or investment in equity capital or other securities of the Companies, or request any other Person or Authority to act in any such transaction.

          5.5  Access to Information.

              (a) Throughout the term of this Agreement, Buyer and its authorized representatives shall be permitted, upon reasonable prior notice, to make such full and complete investigations of Seller's ownership of the equity interest or investment in equity capital, of Seller's authority to enter into and comply with this Agreement, and of the Companies and their business activities, and their historical business activities, as Buyer from time to time deems reasonably necessary. For such purposes, (i) Buyer and its authorized representatives shall have access during normal business hours to all accounts, books, records, Contracts, facilities and properties of the Companies and to those employees and financial, legal and other representatives of the Companies having knowledge of financial, operating and legal data and other information with respect to the business and properties of the Companies as Buyer may from time to time reasonably request, and (ii) Buyer and its authorized representatives shall be permitted to conduct financial, environmental and legal audits of the Companies; provided, however, that Buyer shall use its reasonable best efforts to conduct such investigations in such a manner as not to disrupt the operations of the Companies.

               (b) From and after the date of this Agreement, Buyer and its authorized representatives (on the one hand), and Seller and the Companies, and their authorized representatives (on the other hand), shall treat all information concerning Seller and the Companies (the "Confidential Information") as strictly confidential; provided, however, that disclosure of such information may be made by either Buyer or Seller (i) with the prior written consent of the other party or (ii) if, in the opinion of counsel for the party desiring to make such disclosure, such disclosure is required by law. Confidential Information shall not include information which (i) is already in the possession of Buyer and which was not disclosed to Buyer by Seller or the Companies, provided that such information is not known to be subject to another confidentiality agreement with, or other obligation of secrecy to, Seller or the Companies, (ii) is or becomes generally available to the public other than as a result of a disclosure by a party hereto in violation of this Section 5.5(b), or (iii) becomes available to either Buyer (on the one hand) or Seller or the Companies (on the other hand) on a non-confidential basis from a source other than Seller or the Companies (on the one hand) or Buyer (on the other hand) or their respective directors, officers, employees, agents, representatives or advisors, provided that such source is not known by the disclosing party to be bound by a confidentiality agreement with, or other obligation of secrecy to any of the aforementioned Persons.

          5.6 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto (a) will take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and to ensure that Buyer's and Seller's rights under this Agreement continue unimpeded, and (b) will take, or cause to be taken, no action inconsistent with the terms of this Agreement or inconsistent with Buyer's and Seller's rights hereunder. In case at any time after the Initial Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, (a) Buyer will cause its proper officers and directors to take all such actions, and (b) Seller will take or cause the proper officers and directors of the Companies to take all such actions.

          5.7 Amendments to Schedules. No later than ten (10) Days prior to the Initial Closing Date, Seller shall notify Buyer of (i) any representation contained in Article 3 which has become untrue or incorrect in any respect, (ii) the relevant facts and circumstances, and (iii) the amendments to the Schedules hereto which Seller believes in good faith would be necessary to make the representations contained in Article 3 true and correct in all respects in light of such facts and circumstances. No later than five (5) Days prior to the Initial Closing Date, Seller shall deliver to Buyer any updates to Schedules attached hereto (the "Schedule Updates"). Notwithstanding the foregoing time periods, Seller must advise Buyer as soon as possible at any time prior to the Initial Closing Date, of any new facts or circumstances which may require the amendment of any representation contained in Article 3 or to any of the Schedules attached hereto. Following consultation between Buyer, Seller and the Companies, Buyer will advise Seller whether it accepts the Schedule Updates or any new facts and circumstances arising and disclosed in writing after the delivery of the Schedule Updates, in whole or in part, or if such Schedule Updates or new facts or circumstances arise for reasons within the sole control of Seller and the Companies and in the aggregate reduce the profits, turnover or net asset value of any of the Companies by 20 or more, whether it intends to terminate this Agreement pursuant to Section 9.1 and exercise its rights to indemnification under Section 8.1. To the extent accepted in writing by Buyer, such Schedule Updates are referred to herein as an "Amendment."

          5.8  Non-Competition/Non-Solicitation.

               (a) From the date hereof until the fifth (5th) anniversary of the Second Closing Date (or, in the case of Buyer, until Buyer no longer is a shareholder of Asia and Trading, if later), Buyer, Seller and its Affiliates shall not:

                   (i) participate or have any Interest in any Person that Competes in any manner anywhere in the world with the Business of the Companies;

                   (ii) solicit or entice away or attempt to solicit or entice away from the Companies in the conduct of the Business any Person who is or has at any time within twelve months prior to the date in question been a customer or agent of the Companies; or

                   (iii) solicit or entice away or attempt to solicit or entice away from the Companies any employee of the Companies whether or not such person would commit a breach of contract by reason of leaving such employment.

               (b) The following terms shall have the meanings ascribed for the purposes of this Section 5.8:

                   (i) "Business" of the Companies means the wholesale and retail of chemicals and chemical-related products;

                   (ii) "Compete" and "Competing Business" mean any business engaged in activities which are the same or similar to the activities comprising the Business, whether with the same or similar products, or different products which provide the same or similar functionality as the products of the Business, including products which may be substituted for the products of the Business; and

                   (iii) "Interest" includes any of the following, whether existing directly or indirectly, legally or beneficially: (A) ownership of any equity, partnership or other ownership interest or entitlement in any entity,
(B) any right to vote with respect to decisions of the board, management, supervisory or similar committee or body of any entity, (C) any right to vote, or direct the voting of, any equity, partnership or other ownership interest or entitlement in any entity, (D) any right to receive, or direct the recipient, of any dividends or other distributions from any entity, or (E) any management rights with respect to any entity.

                   (c) Each obligation under this clause shall be treated as a separate obligation and shall be severally enforceable, and in the event of any obligation being or becoming unenforceable in whole or in part, such part as is unenforceable shall be deleted from this clause, and any such deletion shall not affect the enforceability of such parts of this clause as remain

          5.9 Amended Articles. The parties agree that effective as of the Initial Closing Date, the Amended Articles shall be adopted, which shall include the provisions contained in Sections 5.10, 5.11 and 5.13.

          5.10 Management of the Companies.

               (a) The parties agree to modify the Amended Articles to give effect to the provisions of this Section 5.10.

               (b) So long as Buyer holds not less than twenty-five percent (25%) of the Asia Shares, Buyer shall be entitled to appoint and from time to time to replace one Director of Asia, and so long as Buyer holds not less than twelve and 745/1000 percent (12.745%) of the Trading Shares, Buyer shall be entitled to appoint and from time to time to replace one Director of Trading.

               (c) Each appointment and removal of its Director by Buyer shall be effected by notice sent to the relevant one of the Companies.

               (d) Buyer shall be responsible for and shall hold Seller, its Affiliates and the Companies harmless from and against any claim for damages asserted against Seller, its Affiliates or the Companies by its Director or losses incurred by Seller, its Affiliates or the Companies resulting from any and all acts or omissions of its Director other than acts or omissions agreed to by the Board of Directors.

               (e) Each Director may, in accordance with any subject to the Amended Articles, appoint an alternate to represent him at meetings of the Board which he is unable to attend.

               (f) Members of the Board may participate in and act at any meeting of the Board through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating for all purposes.

               (g) Meetings of the Board shall (unless the parties otherwise agree in writing) take place at such time or times as may be determined by the Board but in any event not less frequently than twice per year and on not less than fourteen (14) Days' prior written notice (unless otherwise agreed by all of the Directors), which notice shall be accompanied by an agenda.

          5.11 Conduct of the Business of the Companies.

               (a) The parties shall procure that the Companies shall not, except with the sanction of a prior resolution of the Board of the Companies (including the Director appointed by Buyer pursuant to Section 5.10) and where required by the Singapore Companies Act (Cap. 50), the prior sanction of the shareholders of the Companies:

                   (i) sell, transfer, lease, assign, dispose of or part with control of any interest in all or any material part of their undertaking, business, property or assets (whether by a single transaction or a series of transactions), or contract to do so, or acquire or contract to acquire any business, property or assets which would, following such acquisition, constitute a material part of their business, property or assets (and for these purposes any part accounting for ten percent or more of the profits, turnover or net asset value of the Companies shall be deemed material);

                   (ii) make or agree to make any change to their authorized or issued share capital or grant any option over, or issue any investment carrying rights of conversion into, any of their share capital;

                   (iii) do or permit or suffer to be done any act or thing whereby they may be wound up (whether voluntarily or compulsorily), save as otherwise expressly provided for in this Agreement;

                   (iv) make any change to the Amended Articles; or

                   (v) dispose of any equity interest or investment in equity capital of the Vietnam JV.

              (b) Each party shall exercise all voting and other powers in relation to the Companies so as to procure (so far as it is able by the exercise of such rights and powers) that at all times during the life of this Agreement:

                   (i) Buyer shall be entitled within normal hours and upon giving not less than seventy-two hours' notice to the Companies of its desire so to do, to examine the books, accounts and records to be kept by or on behalf of the Companies and shall be entitled to be supplied with all relevant information (including monthly management accounts and operating statistics and such trading, financial and other information in such form as it may reasonably require) to keep it properly informed about the business and affairs of the Companies;

                   (ii) Without limiting the generality of Section 5.11(b)(i), Buyer shall be entitled within the time and upon the notice referred to in
Section 5.11(b)(i), to procure that the examination and review referred to in
Section 5.11(b)(i) be conducted by any of its respective financial and legal advisers.

               (c) Each party shall procure that any Companies controlled by the Companies shall observe and perform the provisions and conditions contained in this Agreement relating to the Companies as if they applied directly to each such Companies.

               (d) All dealings between the Companies on the one hand and their members or any of their respective Affiliates on the other hand shall be on normal arm's-length terms as between unrelated parties.

          5.12 Commercial Relationships with the Vietnam JV. Seller shall use his best efforts to procure that the Companies shall discuss in good faith with Buyer and its Affiliates the appropriate commercial relationships between the Vietnam JV and Buyer and its Affiliates.

          5.13 Auditing Accounting System. Information and Reports.

               (a) Seller and Buyer shall cause the Companies to keep and maintain complete and accurate books, records and accounts on an accrual basis of accounting. Such records shall be maintained for a minimum period of six (6) years from the date of making thereof, except for those records, if any, required to be kept for a longer period under any Singapore legal requirement or at the reasonable request of Buyer.

               (b) Seller and Buyer shall cooperate with each other in developing a uniform, comprehensive accounting and reporting system, in order that, from and after the Initial Closing, the Companies will be able to prepare financial statements in accordance with Singapore GAAP, and in such a manner as reasonably permits the preparation by Buyer of financial statements in respect of its interest in the Companies in accordance with U.S. GAAP (the expenses of which shall be borne by Buyer), and provide management of the Companies with prompt periodic financial information and other operating data desired by management.

including, without limitation, all data needed for tax, accounting, securities laws and other financial reporting purposes in Singapore and the United States. Seller and Buyer shall cause the Companies at regular intervals, in such form as may be reasonably requested by either party, to supply such party information on the business of the Companies including as regards their respective financial positions.

               (c) Seller shall cause the Companies to furnish to Buyer as soon as such statements or information can reasonably be prepared (but in no event later than the time period indicated, if any):

                   (i) a copy of audited annual financial statements within ninety (90) Days following the end of the applicable Fiscal Year;

                   (ii) A copy of unaudited quarterly financial statements within thirty (30) Days following the end of the applicable quarter; and

                   (iii) a copy of unaudited monthly statements within thirty
(30) Days following the end of the applicable month.

          5.14 Transfers of Interests. During the life of this Agreement, none of Seller's or Buyer's legal or beneficial rights in any equity interest or equity investment in capital of the Companies shall be assigned, sold, transferred, mortgaged, charged, pledged or otherwise disposed of or encumbered, except as pursuant to this Agreement and the Amended Articles.

          5.15 Agreements Between the Companies and the Parties.

               Each party shall take all steps within its power to procure that the Companies performs their obligations under and observes the provisions of any agreements with the other parties or their Affiliates.

          5.16 Constituent Documents. Insofar as permitted by applicable law, Seller agrees that if and to the extent that any provision in the Amended Articles conflicts with the provisions of this Agreement, this Agreement shall prevail, and that, in the event of such conflict, they shall exercise all voting rights and other powers available to them in relation to the Companies, and take all such further steps as may be necessary or requisite, to ensure that the provisions of this Agreement shall prevail.

                                   ARTICLE 6

                        CONDITIONS TO BUYER'S OBLIGATIONS

          The obligation of Buyer to consummate the transactions contemplated by
Article 2 shall be subject to the satisfaction (or waiver) on or prior to the Initial or Second Closing Date or each respective Contingent Payment (as the case may be) of all of the following conditions, unless otherwise stated below:

          6.1 Representations and Warranties of Seller. All representations and warranties of Seller set forth in Article 3 shall be, except as otherwise contemplated by this Agreement, true and correct in all material respects as of the date of this Agreement and as of the Initial or Second Closing Date (as the case may be) as though made on and as of the Initial or Second Closing Date (as the case may be), as amended by any Amendments.

          6.2 Performance of Undertakings. Seller shall have performed and complied in all material respects with each and every undertaking, agreement and condition required by this Agreement to be performed or complied with by Seller prior to or on the Initial or Second Closing Date or prior to or on each respective Contingent Payment (as the case may be).

          6.3 No Prohibition. The consummation of the transactions contemplated in this Agreement shall not be prohibited or delayed by any order, decree or injunction of a court of competent jurisdiction and there shall not have been any action taken or any failure to act or any statute, rule or regulation or order of any court or other Authority enacted which (a) prohibits or delays Buyer for a period greater than thirty (30) Days from consummating the transactions contemplated by this Agreement or (b) imposes any limitation on the ability of Buyer to exercise full rights of ownership of the Asia Shares and Trading Shares and to exercise its full rights set forth herein.

          6.4 No Action. No action, suit or proceeding before any Authority shall be pending or threatened against Buyer by a third party challenging the validity or legality of the transactions contemplated by this Agreement.

          6.5 No Adverse Change. No occurrences, events, circumstances or conditions which, individually or in the aggregate, constitute an Adverse Change shall have occurred or arisen after December 31, 1996 (in the case of the Initial Closing Date) or after the Initial Closing Date (in the case of the Second Closing or a Contingent Payment), including any occurrences, events, circumstances or conditions which, notwithstanding Seller's disclosure to Buyer prior to the Initial or Second Closing Date or each respective Contingent Payment (as the case may be), have or with the passage of time or the giving of notice would have an Adverse Effect on Buyer'S rights under this Agreement or an Adverse Effect on the Companies.

          6.6 Governmental Approvals and Consents. All approvals, authorizations or consents of, or clearances or exemptions by, or filings or registrations with, any Authority or stock exchange which are required for the consummation of the transactions contemplated hereby to occur on the Initial or Second Closing Date or each respective Contingent Payment (as the case may be) or to permit the Companies, after consummation of the transactions contemplated hereby, to carry on their business in the manner now conducted, shall have been obtained, made or effected in all material respects; provided, that no such approval, authorization, consent, clearance or exemption shall have imposed any Adverse condition thereto.

          6.7 Other Approvals and Consents. All consents or approvals of any Persons or Authorities who are parties to Material Contracts to which the Companies are also a party or to which any assets of the Companies are subject, the granting of which is necessary for the consummation of any transaction contemplated hereby or for preventing the termination of any material right, privilege, license or agreement of the Companies, shall have been obtained and copies thereof delivered to Buyer.

          6.8 Construction of Vietnam JV Facility. The construction of the Vietnam JV facilities set forth in the Vietnam Charter and Investment License shall have commenced no later than September 30, 1997, and the Vietnam JV shall have all necessary financial resources for such construction as well as operation thereof as of the Second Closing Date or as of each respective Contingent Payment (as the case may be). Construction of the Vietnam JV facility shall be deemed to commence upon the execution of the respective land lease by Tan Thuan Industrial Promotion Company (IPC), and the issuance of all required approvals, if any.

                                    ARTICLE 7

                       CONDITIONS TO SELLER'S OBLIGATIONS

          The obligations of Seller to consummate the transactions contemplated by Article 2 shall be subject to the satisfaction (or waiver) on or prior to the Initial or Second Closing Date (as the case may be) of all of the following conditions unless otherwise stated below.

          7.1 Representations and Warranties of Buyer. All representations and warranties of Buyer set forth in Article 4 shall be, except as otherwise contemplated by this Agreement, true and correct in all material respects as of the date of this Agreement and as of the Initial or Second Closing Date (as the case may be) as though made on and as of the Initial or Second Closing Date (as the case may be), as amended by any Amendments.

          7.2 Performance of Undertakings. Buyer shall have performed and complied in all material respects with each and every undertaking, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to the Initial or Second Closing Date (as the case may be).

          7.3 No Prohibition. The consummation of the transactions contemplated in this Agreement shall not be prohibited or delayed by any order, decree or injunction of a court of competent jurisdiction and there shall not have been any action taken or any failure to act or any statute, rule or regulation or order of any court or other Authority enacted which (a) prohibits or delays Seller for a period greater than thirty (30) Days from consummating the transactions contemplated by this Agreement or (b) imposes any limitation on the ability of Seller to exercise his full rights set forth herein.

          7.4 No Action. No action, suit or proceeding before any Authority shall be pending or threatened against Seller or the Companies challenging the validity or legality of the transactions contemplated by this Agreement which, if decided Adversely to Seller or the Companies, would have a material and Adverse Effect on the Companies, the rights of Buyer under this Agreement or the consummation of the transactions contemplated hereby.

          7.5 Governmental Approvals and Consents. All approvals, authorizations or consents of, or clearances or exemptions by, or filings or registrations with, any Authority or stock exchange which are required for the consummation of the transactions contemplated hereby to occur on the Initial or Second Closing Date (as the case may be) or to permit the Companies, after consummation of the transactions contemplated hereby, to carry on their business in the manner now conducted, shall have been obtained, made or effected in all material respects; provided, that no such approval, authorization, consent, clearance or exemption shall have imposed any material and Adverse condition thereto.

                                    ARTICLE 8

                                 INDEMNIFICATION

          8.1  Seller's Indemnification.

               (a) Subject to the terms and conditions of this Article 8, Seller shall indemnify, defend and hold Buyer harmless from and against any damages, deficiencies, Liabilities, losses, lost profits, obligations, claims, demands, judgments, settlements, costs and expenses of any nature whatsoever, including reasonable attorneys' fees (individually a "Loss" or collectively "Losses"), asserted against, resulting to, imposed upon or incurred by the Buyer, at any time prior to the applicable Expiration Date (a' defined in Section 11.1), by reason of or resulting from: (i) any inaccuracy of any representation or warranty made by Seller; (ii) any breach or violation of any undertaking or agreement of Seller contained in this Agreement; (iii) all undisclosed Liabilities of any nature, existing at, resulting from, relating to or arising out of the business operations or assets of the Companies prior to the Initial Closing Date; and (iv) any actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.1 (items 8.1(a)(i), (ii), (iii) and (iv) collectively, the "Buyer Claims");

                   (b) Seller shall be solely liable for Buyer Claims, without any right of contribution from the Companies, and the Companies shall have no liability therefor whatsoever

          8.2 Buyer's Indemnification. Subject to the terms and conditions of this Article 8, Buyer shall indemnify, defend and hold Seller harmless from and against any/Losses asserted against, / Loss resulting to, imposed upon or incurred by Seller, at any time prior or to the applicable Expiration Date by reason of or resulting from: (i) any inaccuracy of any representation or warranty of Buyer contained in this Agreement, (ii) any breach or violation of any undertaking or agreement of Buyer contained in this Agreements (iii) any actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or the enforcement of this Section 8.2 (together with the Buyer Claims, the "Claims").

          8.3 Conditions of Indemnification. The obligations of Seller and Buyer, as the case may be, under Sections 8.1 and 8.2 (herein referred to as the "Indemnifying Party"), with respect to

Claims made by third parties shall be subject to the following terms and conditions:

               (a) The Person to whom such Claim relates (the "Indemnified Party") will give the Indemnifying Party prompt notice of such Claim, whether threatened or pending, and the Indemnifying Party will assume the defence thereof by representatives chosen by it. Any failure to give such notice will not waive the rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced.

               (b) Provided the Indemnifying Party assumes the defence as provided in Section 8.3(a):

                   (i) The Indemnified Party shall not make any admission of liability, agreement or compromise in respect of such Claim without prior consultation with and the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) to the extent that such admission of liability, agreement or compromise would prevent the Indemnifying Party from defending its interests. If no reply is received from the Indemnifying Party within thirty (30) Days of a written notification made to it by the Indemnified Party that it wishes to admit liability, agree or compromise, the Indemnifying Party shall be deemed to have consented to the course of action taken. If on the other hand within the period of thirty (30) Days the Indemnifying Party states in writing that it does not consent to the intended course of action, it shall set out the reasons for this, as well as the course of action which should be followed in respect of any proposed admission of liability, compromise or agreement with respect to the Claim.

                   (ii) The Indemnified Party shall take and cause its Affiliates to take all such commercially reasonable steps or proceedings as the Indemnifying Party may reasonably consider necessary to avoid, resist, defend, appeal or compromise any Claim, provided that the Indemnifying Party bears all the fees, costs and expenses in such connection.

               (c) If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to assume the defence thereof, the Indemnified Party or any of its Affiliates shall (upon further notice to the Indemnifying Party) have the right to undertake the defence, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defence of such Claim at any time prior to the settlement, compromise or final determination thereof.

               (d) Anything in this Section 8.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may Adversely affect the Indemnified Party or any of its Affiliates other than as a result of money damages or other money payments, the Indemnified Party or such Affiliate shall have the right to defend, at its own cost and expense, and to compromise or settle such Claim with the consent of the Indemnifying Party and
(ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), settle or compromise any Claim or consent to the entry of any judgment unless the settlement, compromise or judgment includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party or such Affiliate, or both, a release from all liability in respect of such Claim.

               (e) Upon the determination of the liability under this
Section 8.3, the Indemnifying Party shall pay to the Indemnified Party within ten (10) Days after such determination, the amount of any Claim for indemnification made hereunder. Upon the payment in full of any Claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person or Authority with respect to the subject matter of such Claim.

          8.4 No Waiver of Subrogation. Nothing in this Agreement shall be construed as a waiver of any right of subrogation to which any insurance Companies may be entitled under any insurance policy maintained by Buyer, or Seller or the Companies.

          8.5 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude assertion by any of the parties hereto of any other rights or the seeking of any other remedies against any other party hereto.

          8.6 Injunctive Relief. The parties hereto shall be entitled to specific performance and injunctive relief for breach of any agreement, commitment, undertaking contained in this Agreement or to compel another party to take any action or to refrain from taking any action, or to cause any other party to take any action or to refrain from taking any action, that may be required or prohibited, as the case may be, by the provisions of this Agreement.

          8.7 General Provisions and Limitations.

              (a) Subject to Section 8.7(d), all indemnification payments to be made by an Indemnifying Party shall be made without withholding of or deduction for or on account of any present or future Taxes, unless such deduction or withholding is required by applicable law. If the Indemnifying Party is so required to withhold or deduct, then the Indemnifying Party shall pay to the Indemnified Party such additional amount as will result in the Indemnified Party receiving, after such withholding or deduction, the amount which would otherwise have been received by it in respect of such payment if no such Taxes had been imposed.

               (b) Subject to Section 8.7(d), if and to the extent that any sums payable to the Indemnified Party by the Indemnifying Party pursuant to a direct Claim prove to be insufficient, by reason of any Taxes suffered thereon, to compensate fully the Indemnified Party for the damages suffered by it, the Indemnifying Party shall pay to the Indemnified Party such additional sum as (after taking into account any taxation suffered by the Indemnified Party thereon) shall be required to make up the relevant deficit. If and to the extent that any sums payable to the Indemnified Party by the Indemnifying Party pursuant to a third party Claim prove to be insufficient, by reason of any Taxes suffered thereon, for the Indemnified Party to discharge the corresponding liability to the Person or Authority having made such third party Claim (~'Third Party"), or to reimburse the Indemnified Party for the cost incurred by it in discharging the corresponding liability to a Third Party, the Indemnifying Party shall pay to the Indemnified Party such additional sum as (after taking into account any Tax suffered by the Indemnified Party thereon) shall be required to make up the relevant deficit.

              (c) Subject to Section 8.7(d), if and to the extent that any sums constituting (directly or indirectly) an indemnity to the Indemnified Party but paid by the Indemnifying Party to any Third Party shall be treated as taxable in the hands of the Indemnified Party, the Indemnifying Party shall pay to the Indemnified Party such sum as (after taking into account any Tax suffered by the Indemnified Party on the compensating sum) shall reimburse the Indemnified Party for any Taxes suffered by it in respect of the first-mentioned sum.

              (d) Any payment by or on behalf of Buyer or by or on behalf of Seller under this Article 8 will be treated as an adjustment to the Purchase Price; provided, however, that to the extent it cannot be so characterized for Tax purposes or if such indemnification occurs after the expiration of the statute of limitations for the 1997 taxable year, the recipient of any such payment shall be entitled to an additional payment to cover Taxes on the payment less any allowable Tax deductions attributable to payment of the indemnified Claim.

          8.8 Right of Set-Off. Buyer (or Seller) shall be entitled to set off against and deduct (or add) from the Fixed Purchase Price or Contingent Purchase Price payable to Seller any amounts owing by Seller to Buyer (or Buyer to Seller) pursuant to this Article 8.

          8.9 Cooperation of the Parties. Each party shall give the other parties its full cooperation in defending all Claims subject to indemnification hereunder, including furnishing witnesses and documentary evidence to the extent available; provided, however, that a party may charge another party a reasonable amount for the time and travel expenses of witnesses and for photocopying documents that it furnishes. If a party shall fail to give reasonable assistance by way of testimony or otherwise in the defence of such Claim or litigation, then the other parties may settle such claim or litigation in any manner it deems appropriate and the party which failed to give such assistance shall be bound by the terms of such settlement.

                                    ARTICLE 9

                                   TERMINATION

          9.1 Termination Prior to the Initial Closing. This Agreement may be terminated at any time prior to the Initial Closing:

              (a) by mutual written consent of Buyer and Seller;

              (b) by either Seller or Buyer in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Initial Closing shall not have occurred on or before the Termination Date;

              (c) by either Buyer or Seller in writing:

                  (i) if there shall be any law or regulation coming into force after the date of this Agreement that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any judgment, injunction, decree or order enjoining any of the parties from consummating the transactions contemplated hereby is entered and such judgment, injunction, decree or order shall have become final and nonappealable;

                  (ii) if any bona fide action or proceeding shall be pending against any party on the Initial Closing Date that could result in an unfavorable judgment, injunction, decree or order that would prevent or make unlawful the carrying out of this Agreement; or

                  (iii) if all of the conditions to such party's obligations set forth herein are not satisfied prior to the Initial Closing; or

              (d) by either Seller or Buyer in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if Buyer on the one hand or Seller on the other hand shall (i) fail to perform in any material respect its undertakings and agreements contained herein required to be performed prior to the Initial Closing Date, (ii) breach in any material respect any of its representations, warranties or undertakings contained herein if such breach would cause a condition to the obligation of the terminating party to close not to be satisfied and if such failure to perform or breach has not been waived by the terminating party, or (iii) make any representation or warranty which is not materially accurate when made and the effect thereof is to cause, with or without the passage of time or giving of notice, a material Adverse Change to Sellers' or the Companies' or Buyers' rights hereunder; provided, however, that a party's right to indemnification hereunder shall not be affected by such party's waiver of its right of termination pursuant to this Section 9.1 if such right of termination arises from a willful breach of this Agreement.

          9.2 Procedure and Effect of Termination Prior to Initial Closing.

              In the event of termination of this Agreement prior to the Initial Closing and abandonment of the transactions contemplated by this Agreement, written notice thereof shall forthwith be given to Buyer or Seller, as the case may be, and this Agreement shall terminate (except for such clauses as are expressed to continue to apply after termination) and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. If this Agreement is terminated as provided herein:

              (a) upon request therefor, each of the parties hereto will redeliver all documents, work papers and other material of the other parties relating to such party or any of their Affiliates or the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

              (b) all filings, applications and other submissions made pursuant to the terms of this Agreement shall, to the extent practicable, be withdrawn from the Authority or other Person to which they were made; and

              (c) none of the parties hereto shall have any liability or further obligation to the other party to this Agreement pursuant to this Agreement except as stated in this Section 9.2; provided, that no termination of this Agreement in accordance with Section 9.1 shall relieve any party hereto of liability resulting from any violation or breach of this Agreement by such party.

          9.3 Term and Termination after the Initial Closing.

              (a) After the Initial Closing has occurred, this Agreement shall continue in full force and effect until terminated in accordance with the provisions of this Section 9.3.

              (b) This Agreement shall automatically terminate without notice (except for such clauses as are expressed to continue to apply after termination) in the event of:

                  (i) Buyer or Seller acquiring all the ordinary shares in the Companies; or

                  (ii) the dissolution of the Companies following their winding-up.

              (c) This Agreement may be terminated by Buyer or Seller (the "Non-Defaulting Party") at any time by notice in writing to the other party (the "Defaulting Party") if, in relation to the Defaulting Party:

                  (i) its winding-up is commenced (other than a winding-up in connection with a solvent amalgamation, reconstruction or reorganization approved by the Non-Defaulting Party); any encumbrances takes possession of, or a receiver or manager is appointed over, any of the Defaulting Party's assets or business and such assets or business are not released within ten (10) Business Days; the Defaulting Party proposes a composition with any class or all of its creditors, or takes or suffers any similar action in consequence of debt; or any distress, execution, sequestration or other process is levied, enforced upon or taken out against any of its property and not discharged within ten (10) Business Days;

                  (ii) it becomes unable to pay its debts in the ordinary course of business;

                  (iii) it ceases or threatens to cease wholly or substantially to carry on its business (otherwise than in connection with a solvent amalgamation, reconstruction or reorganization approved by the Non-Defaulting Party);

                  (iv) it commits a material breach of any of the terms of this Agreement which cannot effectively be remedied; or

                  (v) it commits a remediable breach of any of the terms of this Agreement which it fails effectively to remedy to the reasonable satisfaction of the Non-Defaulting Party within sixty (60) Days of receipt of notice from the Non-Defaulting Party specifying the breach and requiring it to be remedied, and Buyer and Seller agree that during that period of sixty (60) Days, the principals of Buyer and Seller shall meet to attempt to resolve any differences in an amicable fashion, and such sixty (60) Day period may be extended, but only by mutual agreement.

          9.4 Put Rights of Buyer.

              (a) During a period of three years from the date of this Agreement, Buyer may by notice in writing to Seller (the "Option Notice") require Seller (or such other persons as may be nominated by Seller) to purchase all (but not some only) of the Shares held by it and by any of its Affiliates, together with all rights then attached thereto (both lots of shares, the "Option Shares"), in either case at the price specified in the Option Notice (the "Option Price") or such price as may be agreed or determined pursuant to Section 9.4(b) or (c).

              (b) Seller may within fourteen (14) Days of receipt of the Option Notice accept the Option Price, agree with Buyer on a price other than the Option Price or require by notice in writing to Buyer that the Option Price be certified by an independent valuer pursuant to Section 9.4(c). If Seller does not serve such notice in writing within the said period, the price for the sale and purchase of the Option Shares shall be the Option Price (unless otherwise agreed in writing between Buyer and Seller).

              (c) If so required by Seller pursuant to Section 9.4(b) the Option Price (which shall not be discounted solely on account of a minority holding) shall be certified by an independent valuer (appointed by agreement between Buyer and Seller, or, in default of such agreement, nominated by the President for the time being of the Singapore International Arbitration Centre on the written application of either party) as being the fair market value of the Option Shares as of the date of Buyer's Option Notice, which shall be valued as between a willing seller and a willing buyer contracting on an arm's-length basis, and having regard to the fair value of the assets of the Companies as a going concern.

              (d) Completion of any sale and purchase shall take place in accordance with Section 9.5 at the principal office of the Companies on the first Business Day occurring after the expiration of twenty-one (21) Days from receipt by Seller of the Option

Notice, or, if later, fifteen (15) Business Days after the price settled by any independent valuer appointed pursuant to Section 9.4(c) has been communicated in writing to Buyer and Seller.

              (e) The fees and expenses of any independent valuation to settle the Option Price shall be borne equally by Buyer and Seller. All other fees and expenses, including stamp duty, but excluding Seller's legal and financial fees and expenses, shall be borne by Buyer.

              (f) Seller may assign his obligations under Section 9.4 to such persons as he nominates by notice to Buyer, except that as between Buyer and Seller, Buyer may continue to deal only with Seller for purposes of paragraphs
(b) and (c) of Section 9.4.

          9.5 Option Closing.

              (a) At completion of any sale and purchase referred to in Section 9.4:

                  (i) Buyer shall deliver or procure that there is delivered to Seller (or his assignees) all documents and instruments necessary and customary to transfer the legal and beneficial ownership of the Option Shares to Seller (or his assignees), free and clear of all Encumbrances and such other documents as Seller (or his assignees) may reasonably require to show good title to the Option Shares;

                  (ii) Seller shall deliver or procure that there be delivered to Buyer or to its order by certified cheque or banker's draft the Option Price (less any applicable withholding tax) made payable to Buyer or to its order; and

                 (iii) Buyer shall deliver to Seller the written resignation of the Director appointed by Buyer in relation to the Companies.

              (b) The exercise of any option by Buyer pursuant to Section 9.4 shall be without prejudice to any other remedies available to Seller or Buyer whether under this Agreement or otherwise.

                                   ARTICLE 10

                               DISPUTE RESOLUTION

          10.1 Arbitration.
               (l / Save as set out in this Agreement, any (a)/ dispute, controversy or claim arising but of or in relation to this Agreement, including, without limitation, its existence, validity, performance or termination, whether arising during or after its term, may be finally determined by arbitration in accordance with the Rules of the Singapore International Arbitration Centre as hereinafter modified or supplemented. The law of the arbitration shall be the International Arbitration Act (Cap. 143A). The arbitration procedure set forth in this Article 10 shall be the sole and exclusive means of settling or resolving any dispute referred to in this Section lO.l(a):

              (b) With respect to any arbitration described in Section 10.1(a)

                  (i)  the arbitration shall be held in Singapore;

                  (ii) the arbitration panel shall consist of three (3) arbitrators selected as follows: each of Buyer and Seller on its own behalf shall select one arbitrator; and the two arbitrators so appointed shall select a third arbitrator. Should the dispute arise between the Companies and Buyer only, Seller shall select one arbitrator on behalf of the Companies, and if between the Companies and Seller only, Buyer shall select one arbitrator on behalf of the Companies. In all other cases, an arbitrator shall not be selected on behalf of the Companies. The third arbitrator shall be the presiding arbitrator. In the event either Buyer or Seller shall have failed to select an arbitrator within fifteen (15) Days after the other party has selected its arbitrator or the arbitrators so selected shall fail to agree on the remaining arbitrator within thirty (30) Days, such arbitrator shall be selected by the President for the time being of the Singapore International Arbitration Centre. All arbitrators shall be lawyers experienced in international transactions and shall be fluent in English;

                  (iii) No arbitrator shall be related to, employed by, affiliated with or have had a substantial or ongoing business relationship with, nor have a pecuniary or non-pecuniary interest in, Buyer, Seller, the Companies or any Affiliate of the foregoing persons;

                  (iv) the arbitrators shall permit each party to the arbitration to call and question any witness (including any expert witness), to cross-examine any witness called by any other party to the arbitration and to request any other party to the arbitration to produce any relevant documents or evidence prior to or at any hearing;

                  (v) all documents relating to the arbitration proceeding, and the proceedings themselves, shall be framed in the English language; and

                  (vi) the arbitrators shall make their award in writing within sixty (60) Days of the commencement of the proceedings.

              (c) Any arbitral award made in an arbitration pursuant to this
Article 10 shall be binding and shall constitute the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented to the arbitrator. Any such award shall be exclusive of any tax deduction or offset, and where appropriate shall include interest from the date of breach or other violation of the agreement until the arbitral award is fully paid, such interest to be calculated at a rate prescribed by the arbitrator. Judgment upon the arbitral award may be entered in any court that has jurisdiction in respect of such award. The court may enforce the award rendered hereunder. The fees of the arbitrators and the other reasonable and documented costs of the prevailing party in such arbitration, including reasonable attorneys' fees, shall be borne by the non-prevailing party. Any additional costs, fees or expenses incurred in enforcing the arbitral award shall be charged against the party resisting its enforcement.

              (d) Nothing contained in this Article 10 shall prevent Buyer or Seller from seeking temporary injunctive relief from any judicial or administrative authority pending the resolution of a controversy or claim by arbitration.

              (e) Nothing contained in this Article 10 shall prevent Buyer or Seller from bringing any action or proceeding seeking tO enforce any provision of, or based on any right arising out of, this Agreement against any of the parties in the courts of any state in the United States in which Buyer is qualified to do ~ business (currently the States of Florida, Texas and New York, U.S.A. and each of the parties consents to the jurisdiction of such courts
(and of the appropriate appellate courts) in any action or proceed and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                                   ARTICLE 11

                                  MISCELLANEOUS

          11.1 Survival of Representations, Warranties and Undertakings.

             All representations and warranties of the parties hereto and related indemnification provisions contained in this Agreement shall survive indefinitely after the Initial Closing Date, subject only to the applicable statutes of limitation. The undertakings and agreements contained herein to be performed or complied with after the Closing shall survive without limitation as to time, unless otherwise provided herein. The applicable expiration date for the survival of an applicable representation, warranty or undertaking shall be referred to herein as the "Expiration Date."

          11.2 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the other agreements, documents and instruments referred to herein, constitute the sole understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings of the parties hereto with respect to the transactions contemplated by this Agreement.

          11.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, obligations or interests hereunder shall be assigned, delegated or otherwise transferred by any party without the prior written consent of Buyer or Seller (as the case may be) hereto; and provided, further, that no assignment of this Agreement or any of the rights, obligations or interests hereunder shall relieve the assignor of its obligations under this Agreement.

          11.4 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Person or Authority other than the parties signatory hereto and their respective Affiliates, successors and permitted assigns any benefit or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, nor is anything in this Agreement intended to relieve or discharge the liability of any third Persons or Authorities to any party to this

Agreement, nor shall any provision give any third Persons or Authorities any right of subrogation or action over or against any party to this Agreement.

          11.5 No Agency. No party to this Agreement shall be deemed a partner or agent of or joint venturer with any other party and no such party shall have any right or authority, nor shall any party hereto attempt, to enter into any contract, commitment or agreement to incur any debt or liability, of any nature, in the name of any other party.

          11.6 Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall, taken together, constitute the same instrument.

          11.7 Interpretation. The table of contents and article and section headings contained in this Agreement are solely for reference, shall not be deemed to constitute part of this Agreement, and shall not affect the interpretation hereof.

          11.8 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of each of the parties hereto with respect to any of the terms contained herein.

          11.9 Waiver of Compliance: Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, undertaking, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, undertaking, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any of the parties hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 11.9.

          11.10 Expenses: Transfer Taxes: Attorneys' Fees.

             (a) Expenses. Except as otherwise provided in this Agreement, and whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay all costs and expenses incurred by it, or on its behalf, in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and legal advisors.

             (b) Transfer Taxes. All transfer, documentary, sales, use, registration, recording, conveyancing, notarial and other such taxes, duties, fees, costs and expenses (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby, including any expenses, fees and commissions or otherwise, arising out of the delivery of the Shares by or on behalf of Seller to Buyer in any sale of Shares by Seller to Buyer contemplated herein shall be borne by Buyer. Buyer and Seller shall cooperate in the filing of all necessary tax returns and other returns and documentation with respect to all such taxes, duties, fees, costs and expenses, and, if required by applicable law, Seller and Buyer will each join in the execution of any such tax returns and other documentation.

             (c) Attorneys' Fees. If any legal or arbitral action or other proceeding is brought Agreement, including the agreement to pursuant to Article 10, or because of default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or be entitled in addition to any other relief to which it or they may be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding including fees and costs incurred on appeal and in collecting or enforcing any award or judgment, and the court or arbitral panel shall so provide in its judgment or award.

             (d) Interest. Any sum due under this Agreement to any party hereto not paid within the period, if any, provided for in this Agreement or, if not, within a period of thirty (30) Days after becoming due shall bear interest at the annual rate of 15% (fifteen percent) from the expiry of said period until its full payment. Interest shall be calculated on the basis of a year of 365 Days and Days actually elapsed. This paragraph is not to be interpreted as giving any party extra time for payment and does not constitute a waiver of any other remedy available.

          11.11 Notices. Any notice, request, instruction or other document permitted or required to be given hereunder by any party hereto to any other party shall be in writing and delivered personally or sent by facsimile transmission (confirmed by express courier or express mail), by internationally recognized express courier or by express mail service, expenses prepaid, as follows:

          if to Buyer, to:

               JLM Industries, Inc.
               8675 Hidden River Parkway
               Tampa, Florida 33637
               United States of America
               Fax: (1-813) 632-3301
               Attn: John T. White, General Counsel


          if to Seller, to:

               Tan Siew Kiat
               135 Sunset Way #01-04
               Singapore 597158
               Fax: (65) 323-5455


          if to Asia, to:

               SK Chemicals Asia Pte. Ltd.
               16B Trengganu Street
               Singapore 058470
               Fax: (65) 323-5455
               Attn: Mr. Tan Siew Kiat


          if to Trading, to:

               SK Chemical Trading Pte. Ltd.
               16B Trengganu Street
               Singapore 058470
               Fax: (65) 323 - 5455
               Attn: Mr. Tan Siew Kiat



or to such other address or facsimile number for a party as shall be specified by like notice. All notices shall be effective on actual receipt only.

          11.12 Public Announcements. Except as may be required by law and evidenced by written opinion of legal counsel, none of the parties hereto shall make and Seller shall ensure that the Companies refrain from making any public statement, including, without limitation, any press release, with respect to this Agreement or the transactions contemplated hereby without prior consultation and opportunity to comment being afforded to the other party. Each party shall give the other party copies of such written opinion and advance notice of any intended disclosure and, to the extent practicable, afford the other party the opportunity to consult with the disclosing party and comment on the proposed disclosure.

          11.13 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of Singapore.

          IN WITNESS WHEREOF, each of the parties hereto has duly executed or caused this Agreement to be duly executed on its behalf as of the date first above written.

                                      JLM INDUSTRIES, INC.
                                      ("Buyer")

                                      By:
                                         --------------------------------------
                                           Name:
                                                -------------------------------
                                           Title:
                                                 ------------------------------

                                      TAN SIEW KING
                                      ("Seller")
                                      /s/
                                      -----------------------------------------

                                   CERTIFICATE

          The undersigned, Tan Siew Kiat, hereby certifies that: (A) the representations and warranties set forth in Article 3 of the Investment Agreement dated as of April 25, 1997, are true and correct as of the Initial Closing Date; and (B) I have performed and complied with each and every undertaking, agreement and condition required to be performed or complied with by me prior to or on the Initial Closing Date.

          IN WITNESS WHEREOF, the undersigned has hereinbelow executed this Certificate as of April 22, 1997.


                                              /s/ Tan Siew Kiat
                                              ---------------------------------
                                                  Tan Siew Kiat

SK CHEMICALS ASIA PTE LTD
(Incorporated in the Republic of Singapore)

MINUTES OF AN EXTRAORDINARY GENERAL MEETING OF THE COMPANY HELD
at    16B TRENGGANU STREET SINGAPORE 058470
on    21 April 1997
at    9:00 a.m.


 PRESENT:         As per attendance sheet.

 NOTICE: All members of the Company being present, it was agreed that the notice of the meeting has been duly given and is taken as read.

 CHAIRMAN:        Mr. Tan Siew Kiat was duly appointed the chairman of the
                  meeting.

SPECIAL RESOLUTION

RESOLVED:

 1. THAT Article 74 of the Articles of Association of the Company be amended by inserting as the opening words of Article 74 the words "Subject to Article 82A,".

 2. THAT Article 79 of the Articles of Association of the Company be amended by inserting as the opening words of Article 79 the words "Subject to Article 82B".

 3. THAT Article 82 of the Articles of Association of the Company be amended by inserting as the opening words of Article 82 the words "Subject to Article 82A,".

 4. THAT after Article 82 of the Articles of Association of the Company there be inserted the following new Article 82A;

    "82A. So long as JLM Industries, Inc. (JLM), of Tampa Florida, USA holds not less than 25% of the total shares of the Company for the time being issued, JLM shall be entitled to appoint and from time to time replace one Director of the Company ("the JLM Director"). Each appointment and removal by JLM of the JLM Director shall be effected by notice sent to the registered ounce of the Company. JLM shall be responsible for and shall hold the Company harmless from and against any claim for damages asserted against the Company by the JLM Director or tosses incurred by the Company resulting from any and all acts or omissions of the JLM Director other than acts or,( The JLM Director may appoint an alternate to represent him at meetings of the directors which he is unable to attend. The JLM Director shall not be subject to the retirement by rotation provisions in Articles 74 to 76."

5. THAT after Article 100 of the Articles of Association of the Company there be inserted the following new Articles 100A, 100B and 100C:

    "100A. Any director may participate in and at at any meeting of the directors through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating for all purposes.

    100B. Meetings of the directors shall take place at such time or times as may be determined by the directors but in any event not less frequently than twice per year and on not less than fourteen days' prior written notice (unless otherwise agreed by all the directors), which notice shall be accompanied by an agenda.

    100C. Except with the sanction of a prior resolution of the directors (including the JLM Director), the Company shall not:

    (i) sell, transfer, lease, assign, dispose of or part with control of any interest in all or any material part of its undertaking, business, property or assets (whether by a single transaction or a series of transactions), or contract to do so, or acquire or contract to acquire any business, property or assets which would, following such acquisition, constitute a material part of its business, property or assets (and for these purposes any part accounting for ten percent or more of the proms, turnover or net asset value of the Company shall be deemed material);

    (ii) make or agree to make any change to its authorized or issued share capital or grant any option over, or issue any investment carrying rights of conversion into, any of Is share capital;

    (iii) do or permit or suffer to be done any act or thing whereby it may be wound up (whether voluntarily or compulsorily);

    (iv) make any change to its Memorandum or Articles of Association; or

    (v) dispose of any equity interest or investment in equity capital of ICP-Chemquest Vietnam Ltd., a Company incorporated with limited liability in Vietnam."

6. THAT after Article 107 of the Articles of Association of the Company thereby inserted the following new Articles 107A, 107B and 107C:

    107A. Any shareholders holding not less than 25 percent of the total shares of the Company for the time being issued shall be entitled within normal business hours and upon giving not less than seventy-two hours' notice to the company of its desire so to do, to examine the books, accounts and records to be kept by or on behalf of the Company and shall be entitled to be supplied with all relevant information ( including monthly management accounts and operating statistics and such trading, financial and other information in such form as it may reasonably require) to keep it properly informed about the business and affairs of the Company. Without limiting the generality of the preceding sentence, any such shareholder shall be entitled within the time and upon the notice referred to in the preceding sentence, to procure that the examination and review referred to in the preceding sentence be conducted by any of its respective financial or legal advisors.

    107B. The books, records and accounts of the Company shall be kept on an accrual basis of accounting and shall be maintained for a minimum period of six years, except for those records required to be kept for a longer period under any Singapore legal requirement, or at the reasonable request of any shareholder holding not less than 25 percent of the total shares of the Company for the time being issued.

    107C. The Company shall furnish to each shareholder holding not less than 25 percent of the total shares of the Company for the time being issued the following financial information relating to the Company:

    (i) a copy of audited annual financial statements within ninety days following the end of the applicable fiscal years:

    (ii) a copy of unaudited quarterly financial statements within thirty days following the end of the applicable quarter; and

    (iii) a copy of unaudited monthly statements within thirty days following the end of the applicable month.

Confirmed as correct records by
Chairman of meeting,



/s/Tan Siew Kiat
--------------------------------------
TAN SIEW KIAT

Dated: 21 April 1997

Shareholders:-

Vote for the above motions.                  Against the above motions.


/s/Tan Siew Kiat
-----------------------------------          -----------------------------------
TAN SIEW KIAT                                TAN SIEW KIAT




/s/
-----------------------------------          -----------------------------------
INDUSTRIAL CHEMICALS                         INDUSTRIAL CHEMICALS
PROMOTION CO LTD                             PROMOTION CO LTD

SK CHEMICALS ASIA PTE LTD
(Incorporated in the Republic of Singapore)


Attendances at an Extraordinary General Meeting of Company held
at    16B Trengganu Street Singapore 058470
on    21 April 1997
at    9 OO a.m.



PRESENT:           TAN SIEW KIAT             /s/
                                             -----------------------------------


                   INDUSTRIAL CHEMICALS
                   PROMOTION CO LTD          /s/
                                             -----------------------------------


                                       4